EXECUTION COPY

CREDIT AGREEMENT

Dated as of April 30, 2009

among

CHECKPOINT SYSTEMS, INC.,
as the Company,

CHECKPOINT MANUFACTURING JAPAN CO., LTD.,
as Japanese Borrower,

CP INTERNATIONAL SYSTEMS C.V.,
as the Dutch Borrower

CERTAIN FOREIGN SUBSIDIARIES OF THE COMPANY FROM TIME TO TIME
PARTY HERETO,
as Foreign Borrowers,

CERTAIN DOMESTIC SUBSIDIARIES OF THE COMPANY FROM TIME TO TIME PARTY HERETO,
as Domestic Guarantors,

CERTAIN FOREIGN SUBSIDIARIES OF THE COMPANY FROM TIME TO TIME
PARTY HERETO,
as Foreign Guarantors

THE LENDERS PARTIES HERETO

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

CITIZENS BANK OF PENNSYLVANIA,
as Syndication Agent

COMERICA BANK,
as Documentation Agent

WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arranger and Book Runner

and

RBS SECURITIES INC.,
as Joint Lead Arranger

TABLE OF CONTENTS
SECTION 1 DEFINITIONS	1
1.1 Definitions.	1
1.2 French Terms.	33
1.3 Dutch Terms.	34
1.4 Computation of Time Periods.	35
1.5 Accounting Terms.	35
1.6 Execution of Documents.	36
1.7 Exchange Rates; Currency Equivalents	36
1.8 Redenomination of Certain Foreign Currencies and Computation of Dollar Equivalents.	36
SECTION 2 CREDIT FACILITY	37
2.1 Revolving Facilities.	37
2.2 Swingline Loan Subfacility.	39
2.3 Letter of Credit Subfacility.	41
2.4 Additional Loans.	45
2.5 Default Rate and Payment Dates.	47
2.6 Extension and Conversion.	47
2.7 Voluntary Prepayments and Mandatory Prepayments.	48
2.8 Termination and Reduction of Commitments.	49
2.9 Fees.	49
2.10 Computation of Interest and Fees; Usury.	51
2.11 Pro Rata Treatment and Payments.	52
2.12 Non-Receipt of Funds by the Administrative Agent.	54
2.13 Inability to Determine Interest Rate.	55
2.14 Illegality.	56
2.15 Requirements of Law	57
2.16 Indemnity.	58
2.17 Taxes.	58
2.18 Indemnification; Nature of Issuing Lender’s Duties.	61
2.19 Replacement of Lenders.	62
2.20 Additional Foreign Borrowers.	63
2.21 Parallel Debt.	63
2.22 Administrative Agent as Joint and Several Creditor.	64
2.23 Lender Agreement.	65
2.24 Obligations of Borrowers.	66
SECTION 3 REPRESENTATIONS AND WARRANTIES	66
3.1 Existing Indebtedness.	66
3.2 Financial Statements.	66
3.3 No Material Adverse Change.	67
3.4 Organization; Existence; Compliance with Law.	67
3.5 Authorization; Power; Enforceable Obligations.	67
3.6 Consent; Government Authorizations.	68
3.7 No Material Litigation.	68

3.8 No Default.	68
3.9 Taxes.	68
3.10 ERISA.	69
3.11 Governmental Regulations, Etc.	70
3.12 Subsidiaries.	70
3.13 Use of Proceeds.	70
3.14 Contractual Obligations; Compliance with Laws; No Conflicts.	71
3.15 Accuracy and Completeness of Information.	71
3.16 Environmental Matters.	71
3.18 No Burdensome Restrictions.	72
3.17 Solvency.	72
3.19 Title to Property; Leases.	73
3.20 Insurance.	73
3.21 Licenses and Permits.	73
3.22 Anti-Terrorism Laws.	73
3.23 Labor Matters.	73
3.24 Compliance with OFAC Rules and Regulations.	74
3.25 Collateral Representations.	74
3.26 Security Documents.	75
3.27 Compliance with FCPA.	76
3.28 Classification of Senior Indebtedness.	76
SECTION 4 CONDITIONS	77
4.1 Conditions to Closing.	77
4.2 Conditions to All Extensions of Credit.	82
SECTION 5 AFFIRMATIVE COVENANTS	82
5.1 Financial Statements.	83
5.2 Certificates; Other Information.	84
5.3 Notices.	86
5.4 Maintenance of Existence; Compliance with Laws; Contractual Obligations.	87
5.5 Maintenance of Property; Insurance.	88
5.6 Inspection of Property; Books and Records; Discussions.	88
5.7 Use of Proceeds.	88
5.8 Additional Domestic Subsidiary Guarantors and Foreign Guarantors	88
5.9 Financial Covenants.	89
5.10 Payment of Obligations.	90
5.11 Environmental Laws.	90
5.12 Pledged Assets.	91
5.13 Landlord Waivers.	92
5.14 Further Assurances.	92
5.15 Post-Closing Covenant.	93

SECTION 6 NEGATIVE COVENANTS	96
6.1 Indebtedness.	96
6.2 Liens.	97
6.3 Nature of Business.	98
6.4 Mergers and Sale of Assets.	98
6.5 Advances, Investments and Loans.	100
6.6 Transactions with Affiliates.	100
6.7 Fiscal Year; Organizational Documents; Material Contracts.	101
6.8 Limitation on Restricted Actions.	101
6.9 Restricted Payments.	102
6.10 Sale Leasebacks.	102
6.11 No Further Negative Pledges.	102
6.12 Ownership of Subsidiaries; Restrictions	103
6.13 Account Control Agreements; Additional Bank Accounts.	103
SECTION 7 EVENTS OF DEFAULT	103
7.1 Events of Default.	103
7.2 Acceleration; Remedies.	106
SECTION 8 AGENCY PROVISIONS	107
8.1 Appointment and Authority.	107
8.2 Nature of Duties.	107
8.3 Exculpatory Provisions.	108
8.4 Reliance by Administrative Agent.	109
8.5 Notice of Default.	109
8.6 Non-Reliance on Administrative Agent and Other Lenders.	110
8.7 Indemnification.	110
8.8 Administrative Agent in Its Individual Capacity	110
8.9 Successor Administrative Agent	111
8.10 Collateral and Guaranty Matters	111
8.11 Secured Hedging Agreements.	112
SECTION 9 GUARANTY	112
9.1 The Guaranty.	112
9.2 Obligations Unconditional.	113
9.3 Reinstatement.	115
9.4 Certain Waivers.	116
9.5 Remedies.	116
9.6 Rights of Contribution.	117
9.7 Guaranty of Payment; Continuing Guarantee.	117
9.8 Foreign Guaranty Matters.	117

SECTION 10 MISCELLANEOUS	121
10.1 Amendments and Waivers.	121
10.2 Notices.	123
10.3 No Waiver; Cumulative Remedies.	125
10.4 Survival of Representations and Warranties.	125
10.5 Payment of Expenses and Taxes; Indemnity.	126
10.6 Successors and Assigns; Participations; Purchasing Lenders.	127
10.7 Adjustments; Set-off.	131
10.8 Table of Contents and Section Headings.	132
10.9 Counterparts; Integration; Effectiveness; Electronic Execution.	132
10.10 Severability.	133
10.11 Integration.	133
10.12 GOVERNING LAW.	133
10.13 Consent to Jurisdiction and Service of Process.	133
10.14 Confidentiality.	134
10.15 Judgment Currency	135
10.16 Acknowledgments	135
10.17 Waivers of Jury Trial.	136
10.19 Resolution of Drafting Ambiguities.	136
10.20 Continuing Agreement.	136
10.21 Press Releases and Related Matters.	137
10.22 Appointment of Company.	137
10.23 No Advisory or Fiduciary Responsibility.	138
10.24 Collateral Matters and Obligations.	139
SECTION 11 SPECIAL PROVISIONS APPLICABLE TO LENDERS UPON THE OCCURRENCE OF A SHARING EVENT	139
11.1 Participations.	139
11.2 Administrative Agent’s Determination Binding.	140
11.3 Participation Payments in Dollars.	140
11.4 Delinquent Participation Payments.	140
11.5 Settlement of Participation Payments.	141
11.6 Participation Obligations Absolute.	141
11.7 Increased Cost; Indemnities.	141
11.8 Provisions Regarding Sharing Arrangement.	141

BORROWER PREPARED SCHEDULES
Schedule 1.1-4	Material Foreign Subsidiaries
Schedule 3.1	Indebtedness
Schedule 3.4	Patriot Act Information
Schedule 3.6	Consents; Governmental Authorizations
Schedule 3.12	Subsidiaries
Schedule 3.20	Insurance
Schedule 3.23	Labor Matters
Schedule 3.25 (a)	Intercompany Indebtedness
Schedule 3.25 (b)	Collateral Locations
Schedule 3.25 (c)	Intellectual Property
Schedule 3.25 (d)	Documents, Instruments and Tangible Chattel Paper
Schedule 3.25 (e)	Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts and Uncertified Investment Property
Schedule 3.25 (f)	Commercial Tort Claims
Schedule 6.2	Liens
Schedule 6.5	Investments

AGENT PREPARED SCHEDULES
Schedule 1.1-1	Form of Account Designation Notice
Schedule 1.1-2	Mandatory Cost Rate
Schedule 1.1-3	Existing Letters of Credit
Schedule 1.1-5	Foreign Pledge Agreements and Foreign Security Agreements
Schedule 1.1-6	Form of Secured Party Designation
Schedule 1.1-7	Optional Currencies
Schedule 2.1 (a)	Lenders and Commitments
Schedule 2.1 (e) (i)	Form of Notice of Borrowing
Schedule 2.1 (h)	Form of Notice
Schedule 2.2	Form of Swingline Note
Schedule 2.6	Form of Notice of Conversion
Schedule 2.17	Form of Section 2.17 Certificate
Schedule 2.20	Form of Foreign Borrower Joinder Agreement
Schedule 4.1 (b)	Closing Date Legal Opinions
Schedule 4.1 (d)	Form of Officer’s Certificate
Schedule 4.1 (f)	Form of Officer’s Closing Certificate
Schedule 5.2 (b)	Form of Officer’s Compliance Certificate
Schedule 5.2 (g)	Form of Permitted Acquisition Certificate
Schedule 5.8 (a)	Form of Domestic Guarantor Joinder Agreement
Schedule 5.8 (b)	Form of Foreign Guarantor Joinder Agreement
Schedule 10.6	Form of Assignment and Assumption

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 30, 2009 (this “Agreement” or the “Credit Agreement”), is by and among CHECKPOINT SYSTEMS, INC., a Pennsylvania corporation (the “Company”), CHECKPOINT MANUFACTURING JAPAN CO., LTD., a company formed under the laws of Japan (the “Japanese Borrower”), CP INTERNATIONAL SYSTEMS C.V., a limited partnership (commanditaire vennootschap) formed under Dutch law (the “Dutch Borrower”), those Foreign Subsidiaries of the Company identified as “Foreign Borrowers” on the signature pages hereto and each other Foreign Subsidiary as may from time to time become a party hereto as a borrower (together with the Japanese Borrower and the Dutch Borrower, the “Foreign Borrowers”), those Domestic Subsidiaries of the Company identified as “Domestic Guarantors” on the signature pages hereto and each other Domestic Subsidiary of the Company as may from time to time become a party hereto as a guarantor (the “Domestic Subsidiary Guarantors”), those Foreign Subsidiaries of the Company identified as “Foreign Guarantors” on the signature pages hereto and each other Material Foreign Subsidiary as may from time to time become a party hereto as a guarantor (together with the Foreign Borrowers, the “Foreign Guarantors”), the several banks and other financial institutions as may from time to time become parties to this Agreement (collectively, the “Lenders” and individually, a “Lender”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrowers have requested that the Lenders provide revolving facilities in an aggregate principal amount of $125,000,000 for the purposes hereinafter set forth;

WHEREAS, the Lenders have agreed to make the requested credit facilities available to the Borrowers and their Subsidiaries on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1                      Definitions.

As used in this Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Account Designation Notice” means the Account Designation Notice dated as of the Closing Date from the Company to the Administrative Agent in substantially the form attached hereto as Schedule 1.1-1.

“Additional Commitment” shall have the meaning set forth in Section 2.4.

“Additional Credit Party” means each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.8.

“Additional Loans” shall have the meaning set forth in Section 2.4.

“Additional Permitted Intercompany Loans” shall have the meaning set forth in Section 6.5(a).

“Additional Permitted Intercompany Transfers” shall have the meaning set forth in Section 6.4(a).

“Administrative Agent” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Administrative Agent Claim” has the meaning set forth in Section 2.21.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Company” means an affiliated company (verbundenes Unternehmen) of a German Guarantor within the meaning of Sec.Sec. 15 et. seq. of the German Stock Corporation Act (Aktiengesetz).

“Aggregate Additional Commitment” shall have the meaning set forth in Section 2.4.

“Aggregate L/C Obligations” means at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.3.

“Aggregate L/C Sublimit” means $25,000,000.

“Aggregate Revolving Commitment” means the aggregate Revolving Commitment of all Revolving Lenders to make Revolving Loans and participate in Letters of Credit and Swingline Loans, as such amount may be reduced or increased at any time or from time to time pursuant to the terms hereof.  The Aggregate Revolving Commitment on the Closing Date shall be $125,000,000.

“Aggregate Revolving Exposure” means the aggregate Revolving Exposure of all Revolving Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination.  For purposes hereof: “Prime Rate” means, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs.  The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable after due inquiry to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month.  Notwithstanding anything contained herein to the contrary, to the extent that Section 2.13 applies in determining LIBOR pursuant to clause (c) hereof, the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“Alternate Base Rate Loans” means Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and L/C Fee”, (c) the L/C Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and L/C Fee” and (d) the Commitment Fees shall be the percentage set forth under the column “Commitment Fee”:

APPLICABLE PERCENTAGE
Level	Leverage Ratio	LIBOR Rate Margin for Revolving Loans and L/C Fee	Alternate Base Rate Margin for Revolving Loans	Commitment Fee
I	> 2.50 to 1.00	3.75%	2.75%	0.750%
II	> 2.00 to 1.00 but < 2.50 to 1.00	3.25%	2.25%	0.625%
III	> 1.50 to 1.00 but < 2.00 to 1.00	3.00%	2.00%	0.500%
IV	> 1.00 to 1.00 but < 1.50 to 1.00	2.75%	1.75%	0.375%
V	<1.00 to 1.00	2.50%	1.50%	0.300%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the quarterly financial information (in the case of the first three fiscal quarters of the Company’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”).  Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date.  After the Closing Date, if the Company shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Company was so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Leverage Ratio.  Notwithstanding the foregoing, the initial Applicable Percentages shall be set with pricing no lower than that set forth in Level II until the financial information and certificates required to be delivered pursuant to Section 5.1 and 5.2 for the first fiscal quarter end to occur following the Closing Date have been delivered to the Administrative Agent, for distribution to the Lenders; provided that if the quarterly financial information as of the most recent Interest Determination Date would result in a higher Applicable Percentage (i.e. Level I), such higher Applicable Percentage shall apply.  In the event that any financial statement or certification delivered pursuant to Sections 5.1 or 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”) than the Applicable Percentage applied for such Applicable Period, the Company shall immediately (a) deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (b) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto.  It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.5, 7.1 and 7.2.

“Applicable Time” means, with respect to any borrowings and payments in Optional Currencies, the local times in the place of settlement for such Optional Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Foreign Borrower” has the meaning set forth in Section 2.20.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in substantially the form of Schedule 10.6 or any other form approved by the Administrative Agent.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means any of the events described in Section 7.1(e).

“Borrowers” means the Company, the Japanese Borrower, Dutch Borrower and any other Foreign Borrower.

“Borrowing Date” means, in respect of any Loan, the date such Loan is made.

“British Pounds Sterling” or “£”means the lawful currency of the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or Foreign Currencies, as applicable, in the London interbank market, (b) with respect to any Foreign Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of the applicable Foreign Currency and (c) with respect to any Foreign Currency Loan denominated in Euros, the term “Business Day” shall exclude any day that is not a Target Settlement Day.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cayman Guarantor” means any Guarantor organized under the laws of the Cayman Islands.

“Change of Control” means (a) any Person or two or more Persons acting in concert shall have acquired “beneficial ownership,” directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Company, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Company then in office, (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation permitted under Section 6.4), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Act of 1934), (d) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company or (e) the Company shall fail, directly or indirectly, to legally and beneficially own 100% of the Equity Interests of the Foreign Borrowers.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Act of 1934.

“CHH” shall mean Checkpoint Holland Holding B.V.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Collateral” means a collective reference to the collateral (including, the Domestic Collateral and the Foreign Collateral) which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure the Credit Party Obligations; provided that there shall be excluded from the Collateral (a) any account, instrument, chattel paper or other obligation or property of any kind due from, owed by, or belonging to, a Sanctioned Person or Sanctioned Entity or (b) any lease in which the lessee is a Sanctioned Person or Sanctioned Entity.

“Commitment” means, (a) as to any Lender, the Revolving Commitment of such Lender, (b) as to the Issuing Lender, its L/C Commitment and (c) as to the Swingline Lender, its Swingline Commitment.

“Commitment Fees” has the meaning set forth in Section 2.9(a).

“Commitment Period” means the period from and including the Closing Date to but not including the earlier of (a) the Maturity Date, or (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement; provided that with respect to Letters of Credit, the Commitment Period is the period from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Maturity Date.

“Company” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Consolidated Assets” means, at any time, the amount representing the assets of the Company and its Subsidiaries that would appear on a consolidated balance sheet of the Company and its Subsidiaries at such time prepared in accordance with GAAP.

“Consolidated Capital Expenditures” shall mean, as of any date of determination for the four (4) consecutive fiscal quarter period ending on such date, all expenditures of the Credit Parties and their Subsidiaries on a consolidated basis for such period that in accordance with GAAP would be classified as capital expenditures, including, without limitation, Capital Lease Obligations.  The term “Consolidated Capital Expenditures” shall not include any Permitted Acquisition.

“Consolidated EBITDA” means, as of any date of determination for the four consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period:  (i) Consolidated Interest Expense for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense for the Company and its Subsidiaries for such period and (iv) other extraordinary, unusual or non-recurring expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period  and minus (c) the following to the extent included in calculating such Consolidated Net Income:  (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and excluding any payment received pursuant to business interruption insurance) of the Company and its Subsidiaries for such period, (ii) interest income of the Company and its Subsidiaries for such period, all as determined on a consolidated basis and (iii) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period.

“Consolidated Funded Debt” means, as of any date of determination, Funded Debt of the Company and its Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, as of any date of determination for the four consecutive fiscal quarter period ending on such date, all Interest Expense (excluding amortization of debt discount and premium, but including the interest component under Capital Leases) for such period of the Company and its Subsidiaries on a consolidated basis.

“Consolidated Net Income” means, as of any date of determination for the four consecutive fiscal quarter period ending on such date, for the Company and its Subsidiaries on a consolidated basis, the net income (excluding extraordinary losses and gains and all interest income and tax credits, rebates and other benefits) of the Company and its Subsidiaries for such period, all as determined in accordance with GAAP.

“Consolidated Tangible Assets” means, at any time, the amount representing the assets of the Company and the Subsidiaries that would appear on the consolidated balance sheet of the Company and its Subsidiaries at such time prepared in accordance with GAAP, less goodwill and other intangibles.

“Continuing Directors” means, during any period of up to 12 consecutive months commencing after the Closing Date, individuals who at the beginning of such 12 month period were directors of the Company (together with any new director whose election by the Company’s board of directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right under any Copyright.

“Copyrights” shall mean all copyrights in all Works, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise and all renewals thereof.

“Credit Documents” means a collective reference to this Agreement, the Notes, the L/C Documents, the Fee Letter, any Joinder Agreement, the Security Documents, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (excluding, however, any Hedging Agreement).

“Credit Party” means any of the Company, the Japanese Borrower, the Dutch Borrower, the Foreign Borrowers, the Foreign Guarantors and the Domestic Guarantors.

“Credit Party Obligations” means, without duplication, (a) all of the Obligations and (b) all liabilities and obligations, whenever arising, owing from any Credit Party or any of its Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to the Obligations, other than L/C Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Percentage, if any, applicable to Alternate Base Rate Loans plus (C) 2% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Percentage applicable to LIBOR Rate Loans plus (C) 2% per annum, (b) when used with respect to L/C Fees, a rate equal to the Applicable Percentage applicable to L/C Fees plus 2% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Percentage, if any, applicable to Alternate Base Rate Loans plus 2% per annum.

“Defaulting Lender” means, at any time, any Lender that, at such time, (a) has failed to make a Loan required pursuant to the terms of this Agreement or failed to fund a Participation Interest in accordance with the terms of this Agreement unless such failure has been cured, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of the Credit Agreement or any other of the Credit Documents unless such failure has been cured or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.

“Deposit Account Control Agreement” shall mean (a) with respect to deposit accounts of any Domestic Credit Party, an agreement, among the applicable Domestic Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time or (b) with respect to deposit accounts of any Foreign Credit Party, such other agreement as may be necessary or required in such foreign jurisdiction in order to obtain a perfected security interest in such deposit account(s) described therein.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (as determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollar LIBOR Rate Loans” means LIBOR Rate Loans denominated in Dollars.

“Dollar Revolving Loan” means any Revolving Loan denominated in Dollars.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Collateral” shall have the meaning set forth in Section 5.12(a).

“Domestic Credit Party” means each Credit Party that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Domestic Guarantor Joinder Agreement” means a Domestic Guarantor Joinder Agreement in substantially the form of Schedule 5.8(a), executed and delivered by each Person required to become a Domestic Guarantor in accordance with the provisions of Section 5.8(a).

“Domestic Guarantors” means (a) with respect to the Foreign Obligations, the Company and the Domestic Subsidiaries of the Company as are, or may from time to time becomes parties to this Agreement and (b) with respect to the Domestic Obligations, the Domestic Subsidiaries of the Company as are, or may from time to time become parties to this Agreement.

“Domestic Obligations” means all Credit Party Obligations of the Domestic Credit Parties.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Domestic Subsidiary Guarantors” has the meaning set forth in the first paragraph hereof, together with any successors or assigns.

“Dutch Borrower” means CP International Systems C.V., a limited partnership (commanditaire vennootschap) formed under Dutch law.

“Dutch Borrower Security Agreement” means the Security Agreement, governed by New York law, dated as of the Closing Date, executed by the Dutch Borrower, in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender and (iii) unless an Event of Default has occurred and is continuing and so long as the primary syndication of the Loans has been completed as determined by Wachovia, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries or (B) any Person holding Subordinated Indebtedness of the Credit Parties or any of such Person’s Affiliates.

“EMU” means Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council (including, without limitation, European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Enterprise Agreement” shall mean each profit and loss sharing (Ergebnisabfuhrungsvertrag) and/or domination agreement (Beherrschungsvertrag) between the following Credit Parties: (a) Checkpoint Systems Europe GmbH and Checkpoint Systems International GmbH, (b) Checkpoint Systems Europe GmbH and Checkpoint Systems GmbH and (c) Checkpoint Systems Holding GmbH and Checkpoint Systems Europe GmbH.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with any Credit Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Credit Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“Euro” means the single currency of Participating Member States of the European Union.

“Eurodollar Reserve Percentage” means for any day, (a) with respect to any LIBOR Rate Loan with respect to which the Mandatory Cost Rate does not apply, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City and (b) with respect to any LIBOR Rate Loan with respect to which the Mandatory Cost Rate does apply, zero (0).

“Euro Unit” means the currency unit of the Euro.

“Event of Default” means such term as defined in Section 7.1.

“Exchange Percentage” means, as to each Lender, a fraction, expressed as a decimal, in each case determined on the date of occurrence of a Sharing Event (but before giving effect to any actions to occur on such date pursuant to Section 11) of which (a) the numerator shall be the Revolving Commitment of such Lender and (b) the denominator of which shall be the sum of the Aggregate Revolving Commitment.

“Existing Facilities” means the facilities under that certain Credit Agreement dated March 4, 2005 (as amended), among the Company, the lenders party thereto and Wachovia Bank, National Association, as administrative agent.

“Existing Letter of Credit” means each of the letters of credit described by applicant, date of issuance, letter of credit number, amount, beneficiary and the date of expiry on Schedule 1.1-3 hereto.

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” means that certain letter agreement, dated as of February 26, 2009, among the Administrative Agent, WCM and the Company, as amended, modified, supplemented or replaced from time to time.

“Fees” means all fees payable pursuant to Section 2.9.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a consolidated basis, the ratio of (a) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date minus Consolidated Capital Expenditures made during the four consecutive fiscal quarter period ending on such date to (b) the sum of (i) Consolidated Interest Expense paid or payable in cash during the four consecutive fiscal quarter period ending on such date, (ii) Scheduled Funded Debt Payments made during the four consecutive fiscal quarter period ending on such date (including the principal component of payments due on Capital Leases) and (iii) any Restricted Payments paid in cash during such period (other than share repurchases made during the first and second fiscal quarters of the fiscal year ended December 28, 2008).

“Foreign Borrower” means each of the Dutch Borrower, the Japanese Borrower and each other Foreign Subsidiaries as are, or may from time to time become parties to this Agreement as Foreign Borrowers.

“Foreign Borrower Joinder Agreement” means a Foreign Borrower Joinder Agreement substantially in the form of Schedule 2.20.

“Foreign Collateral” shall have the meaning set forth in Section 5.12(b).

“Foreign Currency” shall mean any Optional Currency other than Dollars.

“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Credit Party” means any Credit Party that is not a Domestic Credit Party.

“Foreign Guarantor” means (a) the Foreign Borrowers, (b) those certain Foreign Subsidiaries of the Company as set forth on Schedule 1.1-4 attached hereto and (c) the Material Foreign Subsidiaries of the Company as are, or may from time to time become, parties to this Agreement.

“Foreign Guarantor Joinder Agreement” means a Foreign Guarantor Joinder Agreement in substantially the form of Schedule 5.8(b), executed and delivered by each Person required to become a Foreign Guarantor in accordance with the provisions of Section 5.8(b).

“Foreign Obligations” means all Credit Party Obligations of the Foreign Credit Parties; provided that, (a) in relation to any Foreign Guarantor incorporated under Dutch law, the Foreign Obligations will not include any liability to the extent that it would result in any security provided by such Dutch entity constituting unlawful financial assistance within the meaning of Article 2:207(c) or Article 2:98(c) of the Dutch Civil Code and (b) in relation to any Hong Kong Guarantor, the Foreign Obligations will not include any liability to the extent that it would result in such obligation or liability constituting unlawful financial assistance within the meaning of Section 47A of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

“Foreign Pledge Agreements and Foreign Security Agreements” means those certain Pledge Agreements and Security Agreements set forth on Schedule 1.1-5 and such other foreign pledge agreements and foreign security agreements entered into from time to time in connection herewith.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“French Guarantor” shall have the meaning set forth in Section 9.8.

“French Security” shall mean the French law governed financial securities account pledge agreement (nantissement de compte-titres) over the shares of Checkpoint Systems France S.A.S. granted by Checkpoint Holland Holding B.V., as pledgor, together with the statement of pledge (declaration de nantissement de compte-titres) relating thereto and referred to in Schedule 1.1-5.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness of such Person (other than Indebtedness set forth in clauses (e) and (i) of such definition); provided that Funded Debt shall not include any Indebtedness between or among the Company and any of its Subsidiaries.

“GAAP” means generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.5.

“German GmbH & Co. KG Guarantor” shall have the meaning set forth in Section 9.8(c).

“German GmbH Guarantor” shall have the meaning set forth in Section 9.8(c).

“German Guarantor” shall have the meaning set forth in Section 9.8(c).

“German Retirement Deposit Account” shall mean the account of Checkpoint Systems International GmbH with account number 0192024802 held with Commerzbank AG, Heidelberg branch, used to secure certain retirement accounts.

“German Retirement Securities Deposit Account” shall mean the securities deposit account (Wertpapierdepot) of Checkpoint Systems International GmbH with account number 431192024880 held with Commerzbank AG, used to secure certain retirement accounts.

“German Security Documents” shall mean all of the Security Documents governed by German law.

“Government Acts” has the meaning set forth in Section 2.18(a).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means the Domestic Guarantors and the Foreign Guarantors.

“Guaranty” means the guaranty of the Guarantors set forth in Section 9.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof.  The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein, including as set out in Section 9.8 (Foreign Guaranty Matters)) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement Provider” means any Person that (a) has provided the Administrative Agent with a fully executed Secured Party Designation Notice, substantially in the form of Schedule 1.1-6 and (b) enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1(f) to the extent that (i) such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (ii) such Person is a Lender or an Affiliate of a Lender on the Closing Date and the Hedging Agreement was entered into on or prior to the Closing Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedging Agreement with a Person who is no longer a Lender, such Person shall be considered a Hedging Agreement Provider only through the stated maturity date (without extension or renewal) of such Secured Hedging Agreement.

“Hedging Agreements” means, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Hong Kong Guarantor” means any Guarantor organized under the laws of Hong Kong.

“Impacted Lender” means any Lender as to which (a) the Administrative Agent or the Issuing Lender has a good faith belief that the Lender has defaulted in fulfilling its funding obligations under one or more other syndicated credit facilities, (b) the Lender or the entity that controls the Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding or (c) with respect to which the Federal Deposit Insurance Corporation has been appointed receiver or conservator by a federal or state chartering authority or otherwise pursuant to the FDI Act (12 U.S.C. Sec. 11(c)).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided that so long as such Indebtedness is non-recourse to such Person, only the portion of such obligations which is secured shall constitute Indebtedness hereunder, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases plus any accrued interest thereon, (i) all obligations of such Person under Hedging Agreements to the extent required to be accounted for as a liability under GAAP, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments prior to the date six months after the Maturity Date, redemption prior to the date six months after the Maturity Date or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intellectual Property” shall mean, collectively, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses of the Credit Parties and their Subsidiaries, all goodwill associated therewith and all rights to sue for infringement thereof.

“Intercompany Asset Sale and Investment Basket” shall mean $20,000,000 in the aggregate during any fiscal year and $40,000,000 in the aggregate during the term of this Agreement.

“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Percentage”.

“Interest Expense” means, with respect to any Person for any period, the sum of the amount of interest paid or accrued in respect of such period.

“Interest Payment Date” means (a) as to any Alternate Base Rate Loan or Swingline Loan bearing interest at the Alternate Base Rate, the last Business Day of each March, June, September and December and on the Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” means, with respect to any LIBOR Rate Loan,

(a)           initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability to all applicable Lenders, as selected by the Company in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability to all applicable Lenders, as selected by the Company by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i)           if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                      any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)                      if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv)                      no Interest Period in respect of any Loan shall extend beyond the Maturity Date; and

(v)           no more than six (6) LIBOR Rate Loans may be in effect at any time.  For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” has the meaning set forth in Section 6.5.

“Issuing Lender” means Wachovia and any successor lender issuing Letters of Credit pursuant to the terms hereof.

“Issuing Lender Fees” has the meaning set forth in Section 2.9(c).

“Japanese Borrower” means Checkpoint Manufacturing Japan Co., Ltd., a Japanese corporation.

“Japanese Collateral” shall mean the Collateral secured by that certain Share Pledge Agreement, dated as of the date hereof, by and between the Company, as security grantor, the Administrative Agent and Checkpoint Manufacturing Japan Co. Ltd., as issuing company.

“Japanese Yen” means the lawful currency of Japan.

“Joinder Agreement” means a Foreign Borrower Joinder Agreement, a Domestic Guarantor Joinder Agreement and/or a Foreign Guarantor Joinder Agreement, as applicable.

“Joint Lead Arrangers” means WCM and RBS.

“L/C Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“L/C Commitment” means the commitment of the Issuing Lender to issue Letters of Credit as set forth in Section 2.3.

“L/C Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any Collateral for such obligations.

“L/C Facility” means the letter of credit facilities established pursuant to Section 2.3 hereof.

“L/C Fee” has the meaning assigned thereto in Section 2.9.

“L/C Obligations” means at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.3.

“Lenders” has the meaning set forth in the first paragraph of this Agreement.

“Letter of Credit” means (a) any letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time and (b) any Existing Letter of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

“Leverage Ratio” means, as of any date of determination, for the Credit Parties and their Subsidiaries on a consolidated basis the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending on such date.

“LIBOR” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) and, in the case of a Foreign Currency, the British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency, as the London interbank offered rate for deposits in Dollars or the applicable Foreign Currency, as appropriate, at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.  If for any reason such rate is not available, then “LIBOR” means the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in Same Day Funds by leading banks in the London interbank market for a period equal to the Interest Period selected.  With respect to any LIBOR Rate Loan denominated in British Pounds Sterling, for any Interest Period, “LIBOR” means the rate equal to the sum of (A) the rate determined in accordance with the foregoing terms of this definition plus (B) the Mandatory Cost Rate for such Interest Period.

“LIBOR Lending Office” means, initially, the office of each Lender designated as such Lender’s LIBOR Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Market Index Rate” means, for any day, the rate for one month U.S. dollar deposits or Euros, as applicable, as reported on Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 A.M., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation).

“LIBOR Market Index Rate Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Market Index Rate.

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =                                LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Tranche” means the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Loan” or “Loans” means a Revolving Loan and/or a Swingline Loan, as appropriate.

“Mandatory Borrowing” has the meaning set forth in Section 2.2(b).

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 1.1-2.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (a) the business, property, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the Credit Parties’ ability to pay the Credit Party Obligations.

“Material Contract” means any contract or other arrangement, whether written or oral, to which the Company or any of its Subsidiaries is a party as to which contract the breach, nonperformance or cancellation of such contract by any party thereto would reasonably be expected to have a Material Adverse Effect.

“Material Foreign Subsidiaries” means any Foreign Subsidiary of the Company with assets that appear on the consolidated balance sheet of the Company and its Subsidiaries (prepared in accordance with GAAP), less goodwill and other intangibles, equal to or greater than $25,000,000 at any time; provided that Checkpoint Systems Japan Co. Ltd. shall not constitute a Material Foreign Subsidiary.

“Material Subsidiary” means any Subsidiary of the Company whose attributable portion of Consolidated Tangible Assets exceeds ten percent (10%) of Consolidated Tangible Assets, or whose attributable portion of Consolidated EBITDA exceeds ten percent (10%) of Consolidated EBITDA.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means the third anniversary of the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan (other than a Multiemployer Plan) which any Credit Party or any ERISA Affiliate and at least one employer other than the Credit Parties or any ERISA Affiliate are contributing sponsors.

“National Currency Unit” means a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Net Assets” shall have the meaning set forth in Section 9.8(c).

“Note” or “Notes” means the promissory note of the Borrowers in favor of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.1(e)(i), as required by Section 2.1(d)(i) and Section 2.2(b)(i).

“Notice of Conversion” means the written notice of extension or conversion in substantially the form of Schedule 2.6, as required by Section 2.6.

“Obligations” means, collectively, all of the obligations, Indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, costs, charges, expenses, professional fees, reimbursements, all sums chargeable to the Credit Parties or for which any Credit Party is liable as an indemnitor and whether or not evidenced by a note or other instrument and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means that certain compliance certificate substantially in the form set forth on Schedule 5.2(b).

“Optional Currency” means the currencies set forth on Schedule 1.1-7.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Wachovia in the applicable offshore interbank market for such currency to major banks in such interbank market.

 “Participant” has the meaning assigned to such term in Section 10.6(d).

“Participating Member State” means each country so described in any EMU Legislation.

“Participation Interest” means an Extension of Credit by a Lender by way of a purchase of a participation interest in Letters of Credit or L/C Obligations as provided in Section 2.3 or in Swingline Loans as provided in Section 2.2.

“Patent Licenses” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to manufacture, use or sell any invention covered by a Patent.

“Patents” shall mean (a) all letters patent of the United States or any other country, now existing or hereafter arising, and all improvement patents, reissues, reexaminations, patents of additions, renewals and extensions thereof and (b) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part and substitutes thereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” means an Event of Default specified in Section 7.1(a).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” means any acquisition or any series of related acquisitions by a Credit Party of the assets or a majority of the Voting Stock or economic interests of a Person or any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (a) no Default or Event of Default shall then exist or would exist after giving effect thereto, (b) the Credit Parties certify to the Administrative Agent and the Required Lenders that the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 5.9, (c) the Target shall have executed a joinder agreement in accordance with the terms of Section 5.8, if required by such section, and the Credit Parties and their Subsidiaries (including the Target) shall have complied with Section 5.12, (d) immediately after giving effect to such acquisition the Credit Parties shall have at least $50,000,000 (or the Foreign Equivalent thereof) of cash on deposit in readily available funds (without causing any adverse tax consequences) and/or the ability to borrow under this Agreement without causing a violation of any covenant, (e) such acquisition is not a “hostile” acquisition and has been approved by the board of directors and/or shareholders of the applicable Credit Party and the Target and (f) immediately after giving effect to such acquisition the Borrowers (in the aggregate) shall have the ability (but shall not be required) to borrow at least $20,000,000 (or the Foreign Equivalent thereof) under this Agreement without causing a Default or Event of Default.

“Permitted Accounts Receivable Purchase Arrangement” shall mean that certain Master Agreement on Non-Genuine Repurchase Transactions, dated on or about the Closing Date, by and among Checkpoint Systems GmbH and Commerzbank Aktiengesellschaft, Filiale Frankfurt.

“Permitted Acquisition Certificate” means a certificate in substantially the form set forth on Schedule 5.2(g).

“Permitted Investments” has the meaning set forth in Section 6.5.

“Permitted Liens” means:

(a)           Liens created by or otherwise existing, under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;

(b)           Liens in favor of a Hedging Agreement Provider in connection with a  Secured Hedging Agreement; provided that such Liens shall secure the Credit Party Obligations or the Foreign Obligations, as applicable, on a pari passu basis:

(c)           Liens securing purchase money Indebtedness and Capital Leases, to the extent each is permitted under Section 6.1(d); provided that (i) any such Lien attaches to such property concurrently with or within thirty (30) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(d)           Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed ninety (90) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(e)           statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(f)           Liens on the property of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder securing Indebtedness in an aggregate principal amount not to exceed $250,000 for all such Persons; provided, however, that any such Lien may not extend to any other property of any Credit Party or any other Subsidiary that is not a Subsidiary of such Person; provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party;

(g)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(h)           deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)           Liens existing on the Closing Date and set forth on Schedule 6.2; provided that no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date;

(j)           zoning ordinances, easements, covenants and other customary restrictions on the use of real property and other title exceptions that do not interfere in any material respect with the business or operations of the Company and its Subsidiaries or materially impair the value of any such real property;

(k)           Liens in favor of the Issuing Lender and/or Swingline Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder;

(l)           Liens on the German Retirement Deposit Account and/or the German Retirement Securities Deposit Account;

(m)                      any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

(n)           other Liens (other than Liens on the Collateral) not otherwise permitted by the foregoing clauses securing Indebtedness permitted under Section 6.1(h) of this Agreement provided that the fair market value of the assets of the Company and its Subsidiaries so encumbered shall not exceed $35,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date executed by the Domestic Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve-month period, as applicable) ending as of the most recent quarter end for which financial statements are available preceding the date of such transaction.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

 “Ratable Share” means, with respect to any Revolving Lender at any time, the ratio (expressed as a percentage) of (a) the Revolving Commitment of such Revolving Lender at such time to (b) the Aggregate Revolving Commitment, provided that, if the Maturity Date has occurred, the Ratable Share of each Revolving Lender shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“RBS” means RBS Securities Inc., together with its successors and assigns.

“Recovery Event” means the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets.

“Register” has the meaning set forth in Section 10.6(c).

“Regulation T, U, or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Fund” means, with respect to any Lender, any fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) any other Lender or any Affiliate thereof or (d) the same investment advisor as any Person described in clauses (a) through (c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived pursuant to regulations issued by the PBGC.

“Required Lenders” means, at any time, Lenders having more than fifty percent (50%) of (a) the Commitments or (b) if the Commitments have been terminated, the aggregate principal Dollar Equivalent (determined as of the most recent Revaluation Date) of Loans (including the Participation Interests of the Issuing Lender in any Letters of Credit and of the Swingline Lender in any Swingline Loans) outstanding; provided that the Commitments of, and outstanding principal Dollar Equivalent of Loans owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, (a) the articles or certificate of incorporation, by-laws or other organizational or governing documents of such Person, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (in each case whether or not having the force of law); in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, for any Credit Party, any duly authorized officer thereof for which the Administrative Agent has received an incumbency certificate that has not been terminated or revoked indicating such officer is a duly authorized officer thereof.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness of any Credit Party or any of its Subsidiaries or (f)  the payment by the Company or any of its Subsidiaries of any management, advisory or consulting fee to any Person or of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such management, advisory fee, consulting fee, extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of the Company or such Subsidiary.

“Revaluation Date” means each of the following:  (a) each date a Loan is made pursuant to Section 2.1 or 2.2; (b) each date a LIBOR Rate Loan is continued pursuant to Section 2.6; (c) each date a Revolving Loan is made to reimburse a Swingline Loan (including a Mandatory Borrowing) or drawing under a Letter of Credit (including an LC Mandatory Borrowing) or a Participation Interest is required to be purchased in an outstanding Swingline Loan or outstanding L/C Obligations pursuant to the terms of Section 2.2 or Section 2.3, respectively; (d) the last Business Day of each calendar month; and (e) such additional dates as the Administrative Agent or the Required Lenders shall specify.

“Revolving Commitment” means as to any Lender, the obligation of such Lender to make Revolving Loans for the account of the Borrowers and participate in Letters of Credit and Swingline Loans made under the Revolving Facility in an aggregate principal and/or stated amount at any time outstanding not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1(a) hereto as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the Dollar Equivalent of the sum of (a) the aggregate principal amount of all Revolving Loans made by such Revolving Lender that are outstanding at such time, (b) such Lender’s Ratable Share of the L/C Obligations at such time and (c) such Lender’s Ratable Share of the outstanding Swingline Loans at such time.

“Revolving Facility” means the multi-year revolving credit facility established pursuant to Section 2.1(a) hereof.

“Revolving Lender” means each Lender with a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loans” has the meaning assigned thereto in Section 2.1.

“Revolving Loan” means any loan made to any Borrower pursuant to Section 2.1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, Same Day Funds and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a person or entity resident in or determined to be resident in a country, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals maintained by OFAC.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the four consecutive fiscal quarter period ending on such date, the sum of all regularly scheduled payments of principal on Funded Debt of the Credit Parties and their Subsidiaries on a consolidated basis for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination) to the extent actually paid in cash.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” means any Hedging Agreement between a Credit Party or a Subsidiary thereof and a Hedging Agreement Provider, as amended, modified, extended, restated, replaced, or supplemented from time to time.

“Secured Parties” means the Administrative Agent, the Lenders and the Hedging Agreement Providers.

“Secured Party Claim” means any amount which a Credit Party owes to a Secured Party under or in connection with the Credit Documents.

“Securities Account Control Agreement” shall mean (a) with respect to securities accounts of any Domestic Credit Party, an agreement, among a Domestic Credit Party, a securities intermediary, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein, as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time or (b) with respect to securities accounts of any Foreign Credit Party, such other agreement as may be necessary or required in such foreign jurisdiction in order to obtain a perfected security interest in such securities account(s) described therein.

“Securities Act” means the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security” means “security” as defined in the Securities Act.

“Security Agreement” means the Security Agreement dated as of the Closing Date executed by the Domestic Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, as the same may from time to time be amended, modified, extended, restated, replaced, or supplemented from time to time in accordance with the terms hereof and thereof.

“Security Documents” means the Pledge Agreement, the Security Agreement, the Dutch Borrower Security Agreement, the Foreign Pledge Agreements and Foreign Security Agreements and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents (including, without limitation, any intercompany promissory notes required to be pledged pursuant to the terms of this Agreement or the Security Documents) or granting to the Administrative Agent, for the benefit of the Secured Parties, as a joint and several creditor or for itself under Section 2.21, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Sharing Event” means (a) the occurrence of a Bankruptcy Event, (b) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case in accordance with Section 7.2 or (c) the failure of any Borrower to pay any principal of, or interest on, any Loans or any L/C Obligations on the Maturity Date.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Spanish Guarantor” shall have the meaning set forth in Section 9.8.

“Spanish Deed of Pledge over Participations” shall mean that certain Deed of Pledge over Participations, by and among Checkpoint Holland Holding BV., Checkpoint Systems España, S.L., the Administrative Agent and the Secured Parties party thereto.

“Spot Rate” means, for any currency, the rate determined by the Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Lender  if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a  Foreign Currency.

“Subordinated Indebtedness” means any Indebtedness (including, without limitation, any intercompany loans) incurred by any Credit Party that is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations on terms acceptable to the Administrative Agent and the Lenders.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) are at the time owned by such Person directly or indirectly through Subsidiaries.  Unless otherwise identified, “Subsidiary” or “Subsidiaries” means Subsidiaries of the Company.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.2(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” means the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.2(a).

“Swingline Lender” means Wachovia and any successor swingline lender, in such capacity.

“Swingline Loan” or “Swingline Loans” has the meaning set forth in Section 2.2(a).

“Swingline Note” means the promissory note of the Company in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.2(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Syndication Agent” means Citizens Bank of Pennsylvania.

“Target” has the meaning set forth in the definition of Permitted Acquisition.

“Target Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Taxes” has the meaning set forth in Section 2.17.

“Total Consideration” has the meaning set forth in Section 5.2(g).

“Trademark License” shall mean any agreement, whether written or oral, providing for the grant by or to a Person of any right to use any Trademark.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, service marks, elements of package or trade dress of goods or services, logos and other source or business identifiers, together with the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) all renewals thereof.

“Tranche” means the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.

“Transactions” means the closing of this Agreement and the other Credit Documents and the other transactions contemplated hereby to occur in connection with such closing (including, without limitation, the initial borrowings under the Credit Documents and the payment of fees and expenses in connection with all of the foregoing).

“Transfer Effective Date” has the meaning set forth in each Assignment and Assumption.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Type” means, as to any Loan, its nature as an Alternate Base Rate Loan, LIBOR Rate Loan or Swingline Loan, as the case may be.

“UCC” means the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” means Wachovia Bank, National Association and its successors.

“WCM” means Wachovia Capital Markets, LLC, together with its successors and assigns.

“Works” shall mean all works which are subject to copyright protection pursuant to Title 17 of the United States Code.

“Works Counsel” shall have the meaning set forth in Section 5.15.

1.2                      French Terms.

In this Agreement, a reference to:

(a)           an administration or dissolution includes a redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under Articles L. 620-1 et seq. of the French Commercial Code;

(b)           a composition, assignment or similar arrangement with any creditor includes a reglement amiable under Articles L. 611-3 et seq. of the French Commercial Code;

(c)           a receiver includes an administrateur judiciaire, administrateur provisoire, mandataire ad hoc, conciliateur, and mandataire liquidateur;

(d)           a person being unable to pay its debts includes that person being in a state of cessation des paiements;

(e)           a guaranty includes any cautionnement, aval and any garantie which is independent from the debt to which it relates;

(f)           a lease includes an opération de crédit-bail;

(g)           a security interest includes any type of security (sûreté réelle) and transfer by way of security; and

(h)           the French Commercial Code means the Code de commerce.

1.3                      Dutch Terms.

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)           a necessary action to authorize where applicable, includes without limitation:

(i)           any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)                      obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)           financial assistance means any act contemplated by:

(i)           (for a besloten vennootschap met beperkte aansprakelijkheid) Article :207(c) of the Dutch Civil Code; or

(ii)                      (for a naamloze vennootschap) Article 2:98(c) of the Dutch Civil Code;

(c)           a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(d)           a winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(e)           a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(i)           any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or

Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(ii)                       trustee in bankruptcy includes a curator;

(iii)                      an administrator includes a bewindvoerder; and

(iv)                      an attachment includes a beslag.

1.4                      Computation of Time Periods.

All time references in this Agreement and the other Credit Documents shall be to Charlotte, North Carolina time unless otherwise indicated.  For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.5                      Accounting Terms.

(a)           Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited consolidated financial statements of the Company, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Financial Covenant Calculations.  The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Asset Disposition permitted by Section 6.4(a)(vii), (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such Asset Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

1.6                      Execution of Documents.

Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

1.7                      Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalents of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Equivalent as so determined by the Administrative Agent.

(b)           Wherever in this Agreement, in connection with any Extension of Credit, any conversion, continuation or prepayment of a Loan or any renewal of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar equivalent (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

(c)           Wherever in this Agreement an amount, such as a minimum or maximum limitation on Indebtedness permitted to be incurred or Investments permitted to be made hereunder, is expressed in Dollars, it shall be deemed to refer to the Dollar Equivalent thereof.

(d)           Determinations by the Administrative Agent pursuant to this Section shall be conclusive absent manifest error.

1.8	Redenomination of Certain Foreign Currencies and Computation of Dollar Equivalents.

(a)           Each obligation of the Borrowers to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euros at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.
(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

SECTION 2
CREDIT FACILITY

2.1                      Revolving Facilities.

(a)           Revolving Facility.  During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving loans (the “Revolving Loans”) to each Borrower, in any Optional Currency and for the purposes hereinafter set forth from time to time in the amount of such Revolving Lender’s Ratable Share of such Loans provided that (i) the Aggregate Revolving Exposure shall not at any time exceed the Aggregate Revolving Commitment or (ii) with regard to each Revolving Lender, such Revolving Lender’s Revolving Exposure shall not exceed its Revolving Commitment; provided further, from the Closing Date until the date on which the Credit Parties have executed and delivered to the Administrative Agent all German Security Documents that are not executed and delivered by the Credit Parties on or prior to the Closing Date, the Aggregate Revolving Exposure shall not exceed the sum of (A) the principal amount of Loans and (B) the face amount of Letters of Credit, in each case outstanding on the Closing Date.

(b)           Borrowing Options.  Each borrowing of Revolving Loans shall be comprised of (i) in the case of a borrowing denominated in Dollars, either LIBOR Rate Loans or Alternate Base Rate Loans as the applicable Borrower may request in accordance herewith and (ii) in the case of a borrowing denominated in any Foreign Currency, LIBOR Rate Loans.  Each Lender at its option may satisfy its obligation to make any Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan (in which case all payments of principal and interest with respect to such Loan shall be owed to such branch or Affiliate); provided that any exercise of such option shall not reduce the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall remain obligated in all respects for all of its obligations hereunder.

(c)           Type.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) borrowings of LIBOR Rate Loans outstanding.

(d)           Revolving Borrowings.

(i)           Notice of Borrowing.  The Company (on its own behalf or on behalf of any Borrower) shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing through delivery of a Notice of Borrowing) to the Administrative Agent (A) not later than 11:00 A.M. (I) on the Business Day of the requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, (II) on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars and (B) not later than 10:00 A.M. (London, England time) four (4) Business Days prior to the date of the requested borrowing in the case of Loans denominated in a Foreign Currency.  Each such request for borrowing shall be irrevocable and shall specify (A) the Borrower on whose behalf the Company is requesting such borrowing; (B) the date of such borrowing, which shall be a Business Day, (C) the amount of such borrowing, which shall be, (x) with respect to Alternate Base Rate Loans, in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (y) with respect to LIBOR Rate Loans, in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or such other amount as may be satisfactory to the Administrative Agent), (D)  in the case of a borrowing denominated in Dollars, whether such Revolving Loan is to be a LIBOR Rate Loan or an Alternate Base Rate Loan, (E) in the case of a LIBOR Rate Loan, (x) the currency in which such LIBOR Rate Loan is to be denominated and (y) the duration of the Interest Period applicable thereto and (F) the location and number of the applicable Borrower’s account to which funds are to be disbursed.  If the Company shall fail to specify in any such Notice of Borrowing (x) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (y) the Type of Loan requested in the case of a Loan to be made in Dollars, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder or (z) the currency for such Loan, then such Loan shall be made in Dollars.  The Administrative Agent shall give notice to each Lender promptly, on the same day received by the Administrative Agent, upon receipt of each Notice of Borrowing pursuant to this Section 2.1(d)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii)                      Advances.  Upon receipt of any Notice of Borrowing from the Administrative Agent, each Lender (or its respective domestic or foreign branch or Affiliate) will make available to the Administrative Agent, for the account of the relevant Borrower, in funds immediately available to the Administrative Agent and in the applicable currency, such Lender’s Ratable Share of the Revolving Loans to be made on such borrowing date, no later than 2:00 P.M., Charlotte, North Carolina time, on the proposed borrowing date of an Alternate Base Rate Loan or Dollar LIBOR Rate Loan, and no later than 10:00 A.M., Charlotte, North Carolina time, on the proposed borrowing date of an LIBOR Rate Loan denominated in any Foreign Currency.  Each Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested for such Borrower pursuant to this Section in Same Day Funds by crediting or wiring such proceeds to the deposit account of such Borrower identified in the Notice of Borrowing.  The Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Loan requested pursuant to this Section for which any Lender is responsible to the extent that such Lender has not made available to the Administrative Agent its Ratable Share of such Revolving Loan.

(e)           Repayment.  Each Borrower agrees to repay the outstanding principal amount of all Loans made to it under, and its Reimbursement Obligations under, the Revolving Facilities in the applicable currency and in full on the Maturity Date, with all accrued but unpaid interest thereon together with all other amounts then outstanding.

(f)           Interest.  Subject to the provisions of Section 2.5:

(i)           Alternate Base Rate Loans.  During such periods as Revolving Loans shall be comprised in whole or in part of Alternate Base Rate Loans, such Alternate Base Rate Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage; and

(ii)                      LIBOR Rate Loans.  During such periods as Revolving Loans shall be comprised in whole or in part of LIBOR Rate Loans, such LIBOR Rate Loans shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(g)           Notes.  The Revolving Loans shall be further evidenced by a duly executed Note in favor of each Lender in the form of Schedule 2.1(h) attached hereto, if requested by such Lender.

2.2                      Swingline Loan Subfacility.

(a)           Swingline Commitment.  During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make, in reliance upon the agreements of the Revolving Lenders set forth in this Section, a portion of the Revolving Commitment available to the Company by making Swingline Loans to the Company in Dollars and in Euros (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate Dollar Equivalent of Swingline Loans (determined as of the most recent Revaluation Date) outstanding at any time shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the “Swingline Committed Amount”), (ii) with regard to each Revolving Lender individually (other than the Swingline Lender in its capacity as such), such Lender’s Revolving Exposure shall not exceed such Lender’s Revolving Commitment or (iii) with regard to the Revolving Lenders collectively, the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment.  Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisionshereof.  Swingline Loans denominated in Euros shall consist solely of LIBOR Market Index Rate Loans.

(b)           Swingline Loan Borrowings.

(i)           Notice of Borrowing and Disbursement.  Upon receiving a Notice of Borrowing from the Company (A) not later than 12:00 Noon (Charlotte, North Carolina time) on any Business Day requesting that a Swingline Loan be made in Dollars, the Swingline Lender will make a Swingline Loan which is denominated in Dollars available to the Company on the same Business Day and (B) not later than 10:00 A.M. (London, England time) on any Business Day requesting that a Swingline Loan be made in Euros, the Swingline Lender will make a Swingline Loan which is denominated in Euros available to the Company on such date.  Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.  Each such request for borrowing shall be irrevocable and shall specify (A) that a Swingline Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be made in Dollars or in Euros and (E) the location and number of the Company’s account to which funds are to be disbursed. If the Company shall fail to specify in any such Notice of Borrowing the applicable currency for such Swingline Loan, such Swingline Loan shall be made in Dollars.    Notwithstanding anything to the contrary contained herein, the Swingline Lender shall not at any time be obligated to make any Swingline Loan hereunder if any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the Swingline Lender has entered into arrangements satisfactory to the Swingline Lender with the Borrowers or such Lender to eliminate the Swingline Lender’s risk with respect to such Lender.

(ii)                      Repayment of Swingline Loans.  Each Swingline Loan borrowing shall be due and payable on the Maturity Date.  The Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Company shall be deemed to have requested a Revolving Loan borrowing in Dollars comprised entirely of Alternate Base Rate Loans in the Dollar Equivalent of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Maturity Date, (B) the occurrence of a Bankruptcy Event, (C) upon acceleration of the Credit Party Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default and (D) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as a “Mandatory Borrowing”).  Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the Dollar Equivalent of such Swingline Loans and in the manner specified in the preceding sentence and on the same date such request is made by the Swingline Lender notwithstanding (A) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (B) whether any conditions specified in Section 4.2 are then satisfied, (C) whether a Default or an Event of Default then exists, (D) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(d)(i), (E) the date of such Mandatory Borrowing, or (F) any reduction in the Revolving Committed Amount or termination of the Revolving commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Company), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Ratable Share (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (A) subject to clause (B) below, all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal Dollar Equivalent of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Overnight Rate, and thereafter at a rate equal to the Alternate Base Rate, and upon such purchase shall be entitled to interest on such amounts from and including the date of the Mandatory Borrowing.

(c)           Interest on Swingline Loans.  Subject to the provisions of Section 2.5, Swingline Loans that are denominated in (i) Dollars shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans and (ii) Euros shall bear interest at the LIBOR Market Index Rate plus the Applicable Percentage for Revolving Loans that are LIBOR Rate Loans.  Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)           Swingline Note.  The Swingline Loans shall be evidenced by a duly executed Swingline Note of the Company to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.2 to the extent requested by the Swingline Lender.

2.3                      Letter of Credit Subfacility.

(a)           L/C Commitment.

(i)           Letters of Credit. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section,

agrees to issue Letters of Credit for the account of the Company on any Business Day during the Commitment Period in such form as may be requested by the Company and approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall not issue, amend, extend or renew any Letter of Credit if, after giving effect to such issuance, amendment, extension or renewal, (A) the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment or (B) the Aggregate L/C Obligations would exceed the Aggregate L/C Sublimit.  Each Letter of Credit may be denominated in any Optional Currency.

(ii)                      Issuance of Letters of Credit. Each Letter of Credit shall (A) be a letter of credit issued to support obligations of the Company or any of its Subsidiaries, contingent or otherwise, (B) expire on a date not later than one year after the date of issuance thereof and during the Commitment Period and (C) be subject to the Uniform Customs and Practice for Documentary Credits (as most recently published by the International Chamber of Commerce at the time of issuance) and, to the extent not inconsistent therewith, the laws of the State in which the corporate headquarters of the Issuing Lender is located or such other jurisdiction as is acceptable to the Issuing Lender.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if (A) such issuance violates any order, judgment or decree of any Governmental Authority that by its terms enjoins or restrains the issuance of such Letter of Credit, (B) any Applicable Law applicable to the Issuing Lender, the Administrative Agent or any Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally, (C) such Letter of Credit in particular shall impose upon it or any Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Lender or any Lender is not otherwise compensated), or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Closing Date or (D) if any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the Issuing Lender has entered into arrangements satisfactory to the Issuing Lender with the Borrowers or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include any amendment, extension, renewal or increase in the stated amount of any existing Letters of Credit, unless the context otherwise requires.

(b)           Procedure for Issuance of Letters of Credit.  The Company may from time to time request that the Issuing Lender issue a Letter of Credit (or amend, extend or renew an outstanding Letter of Credit) by delivering to the Issuing Lender at any address mutually acceptable to the Company and the Issuing Lender an L/C Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  The L/C Application will contain a representation and warranty that the conditions specified in Section 4.2 hereof have been satisfied or waived in writing by the Administrative Agent on behalf of the Required Lenders as of the date of the L/C Application.  Upon receipt of any L/C Application, the Issuing Lender shall process such L/C Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to this Section and the other terms herein, promptly issue the Letter of Credit (or amend, extend or renew the outstanding Letter of Credit) requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit (or amend, extend or renew an outstanding Letter of Credit) earlier than three (3) Business Days after its receipt of the L/C Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Company.  Within fifteen (15) Business Days after the end of each calendar quarter, the Issuing Lender (or the Administrative Agent if the Administrative Agent agrees to undertake such action) shall report to each Lender all Letters of Credit issued by it during the previous calendar quarter and the average daily undrawn and unexpired amounts for all Letters of Credit for each day in such calendar quarter.  The Issuing Lender (or the Administrative Agent if the Administrative Agent agrees to undertake such action) shall calculate the Dollar Equivalent of each outstanding Letter of Credit denominated in any Foreign Currency as of each Revaluation Date and shall notify the Administrative Agent and the Company of such calculation, and such calculation shall be the basis of any determination of the amount of outstanding L/C Obligations for purposes hereof until the next such calculation.

(c)           L/C Participations.

(i)           The Issuing Lender irrevocably agrees to grant and hereby grants to each Revolving Lender, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each Revolving Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Revolving Lender’s own account and risk, an undivided interest equal to its Ratable Share of the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each Revolving Lender unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Company in accordance with the terms of this Agreement, such Revolving Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such Revolving Lender’s Ratable Share of the amount of such draft, or any part thereof, which is not so reimbursed.

(ii)                      Upon becoming aware of any amount required to be paid by any Lender to the Issuing Lender pursuant to this Section in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Administrative Agent shall notify each Revolving Lender of the amount and due date of such required payment and such Lender shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such Lender shall pay to the Issuing Lender on demand, in addition to such amount, the product of (A) such amount, multiplied by (B) the Overnight Rate, multiplied by (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the relevant Lenders receive notice that any such payment is due (A) prior to 1:00 P.M. (Charlotte, North Carolina time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 P.M. (Charlotte, North Carolina time) on any Business Day, such payment shall be due on the following Business Day.

(iii)                      Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any Lender the Ratable Share of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, or any payment of interest on account thereof), the Issuing Lender will distribute to such Lender its Ratable Share; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Lender shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

(d)           Reimbursement Obligation of the Company. The Company agrees to reimburse the Issuing Lender on each date the Issuing Lender or the Administrative Agent notifies such Company of the date and amount of a draft paid under any Letter of Credit requested by the Company for the amount of (A) such draft so paid and (B) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment.  Each such payment shall be made to the Issuing Lender at its address for notices specified herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in any Foreign Currency, in the event that such payment is not made to the Issuing Lender on the date of receipt by the Company of such notice, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment) and in Same Day Funds.  Interest shall be payable on any and all amounts remaining unpaid by the Company under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the Alternate Base Rate plus 2%.  If the Company fails to timely reimburse the Issuing Lender on the date the Company receives the notice referred to in this Section, the Issuing Lender shall promptly notify the Administrative Agent of such failure, and the Company shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.1 (without regard to the minimum and multiples specified in such Section) to the Administrative Agent requesting the Lenders to make an Alternate Base Rate Loan under the Credit Facility on such date in Dollars in an amount equal to the Dollar Equivalent of the amount of such draft paid, together with any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender and to be reimbursed pursuant to this Section and, regardless of whether or not the conditions precedent specified in Section 4 have been satisfied, the applicable Lenders shall make Alternate Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.  Any conversion by the Issuing Lender of any payment to be made by the Company in respect of any Letter of Credit denominated in any Foreign Currency into Dollars in accordance with this Section (using the conversion mechanism set forth in the definition of Dollar Equivalent) shall be conclusive and binding upon the Company and the Lenders in the absence of manifest error; provided that upon the request of any Lender, the Issuing Lender shall provide to such Lender a certificate including reasonably detailed information as to the calculation of such conversion.  Notwithstanding the foregoing, nothing in this Section shall obligate the Lenders to make such Alternate Base Rate Loans if the making of such Alternate Base Rate Loans would violate the automatic stay under the Bankruptcy Code.

(e)           Obligations Absolute.  The Company’s obligations under this Section (including, without limitation, the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Company may have or have had against the Issuing Lender or any beneficiary or transferee of a Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting).  The Company also agrees with the Issuing Lender that no Issuing Lender shall be responsible for, and the Company’s Reimbursement Obligation under this Section shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect, or any dispute between or among the Company and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Company against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message, advice, or document, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct.  The Company agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC, shall be binding on the Company and shall not result in any liability of the Issuing Lender to the Company.  The responsibility of the Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(f)           Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Company of the date and the Dollar Equivalent of the amount thereof.

(g)           Effect of L/C Application.  To the extent that any provision of any L/C Application related to any Letter of Credit is inconsistent with the provisions of this Section, the provisions of this Section shall apply.

2.4                      Additional Loans.

Subject to the terms and conditions set forth herein, so long as no Default or Event of Default shall have occurred and be continuing, the Company and the Foreign Borrowers shall have the right to increase the Aggregate Revolving Commitment (an “Additional Commitment”) by an aggregate amount of up to $50,000,000 (the “Aggregate Additional Commitment”) at any time prior to the date that is one Business Day prior to the Maturity Date; provided that (i) any loans issued pursuant to an Additional Commitment (the “Additional Loans”) may not be

borrowed by any Borrower until the earlier of (x) the first Business Day  following the date on which the Company delivers the quarterly financial statements and compliance certificate required under Sections 5.1(b) and 5.2(a) for the period ending as of the last day of the second quarter of fiscal year 2009 and such statements demonstrate that Consolidated EBITDA for the Company and its Subsidiaries for the second fiscal quarter in 2009 is greater than or equal to $17,000,000 (the “Partial Incremental Availability Date”) and (y) the first Business Day after the day on which the Company files its SEC Form 10K for the 2009 fiscal year and demonstrates that Consolidated EBITDA for the Company and its Subsidiaries for such fiscal year is greater than or equal to $65,000,000 (the “Full Incremental Availability Date”) and (ii) only up to $25,000,000 of the Aggregate Additional Commitment shall be available to be borrowed by the Borrowers from the Partial Incremental Availability Date until the Full Incremental Availability Date.  The following terms and conditions shall apply to any Additional Commitment:  (i) the loans made under the Additional Commitment shall constitute Credit Party Obligations, (ii) such Additional Loans shall have the same terms (including interest rate) as the existing Revolving Loans, (iii) any such Additional Loans shall be entitled to the same voting rights as the existing Revolving Loans and shall be entitled to receive proceeds of prepayments on the same basis as the existing Revolving Loans, (iv) any such Additional Commitment shall be obtained from existing Lenders or from other banks, financial institutions or investment funds, in each case in accordance with the terms set forth below, (v) such Additional Commitment shall be in a minimum principal Dollar Equivalent (determined as of the most recent Revaluation Date) of $10,000,000 or the unused portion of the limit set forth above and integral multiples of $1,000,000 in excess thereof, (vi) the proceeds of any Additional Loan will be used to finance capital expenditures and working capital and other general corporate purposes, including Permitted Acquisitions, (vii) the Company and the Foreign Borrowers shall execute such promissory notes as are necessary and requested by the Lenders to reflect the Additional Commitment and the Additional Loans, (viii) the conditions to Extensions of Credit in Section 4.2 shall have been satisfied, (ix) the Administrative Agent shall have received such legal opinions from counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent reasonably shall request, (x) the Administrative Agent shall have received such amendments to the Credit Documents, in form and substance satisfactory to the Administrative Agent, as the Administrative Agent shall request and (xi) the Administrative Agent shall have received from the Company updated financial projections and an officer’s certificate, in each case in form and substance satisfactory to the Administrative Agent, demonstrating that, after giving effect to any such Additional Commitment or Additional Loans, the Company will be in compliance with the financial covenants set forth in Section 5.9.  Participation in any Additional Commitment may be offered to each of the existing Lenders, but no such Lender shall be required to provide all or any portion of any such Additional Loan.  If the amount of any Additional Loan requested by the Company shall exceed the commitments which the existing Lenders are willing to provide with respect to such Additional Loan, then the Company may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent to join this Agreement as Lenders hereunder for the portion of such Additional Commitment not taken by existing Lenders, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Company may reasonably request.  The existing Lenders shall make such assignments (which assignments shall not be subject to the requirements set forth in Section 10.6(b)) of the outstanding Loans and Participation Interests to the Lenders providing any an Additional Commitment so that, after giving effect to such assignments, each Lender (including the Lenders providing the Additional Commitments) will hold Loans and Participation Interests equal to its Ratable Share of all outstanding Loans and L/C Obligations.  The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Credit Document as may be necessary to incorporate the terms of any Additional Loan or Additional Commitment.

2.5                      Default Rate and Payment Dates.

(a)           If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.6 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b)           Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate which is equal to the Default Rate.

(c)           Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

2.6                      Extension and Conversion.

The Company shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans made in Dollars into Loans of another Type; provided, however, that (a) except as expressly provided otherwise in this Agreement, LIBOR Rate Loans denominated in Dollars may be converted into Alternate Base Rate Loans only on the last day of the Interest Period applicable thereto, (b) LIBOR Rate Loans may be extended, and Alternate Base Rate Loans may be converted into LIBOR Rate Loans, only if the conditions in Section 4.2 have been satisfied and (c) Loans extended as, or converted into, LIBOR Rate Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(d).  Any request for extension or conversion of a LIBOR Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month.  Each such extension or conversion shall be effected by the Company by giving a Notice of Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. on the Business Day of, in the case of the conversion of a LIBOR Rate Loan into an Alternate Base Rate Loan, and on the fourth Business Day prior to, in the case of the extension of a LIBOR Rate Loan as, or conversion of an Alternate Base Rate Loan into, a LIBOR Rate Loan, the date of the proposed extension or conversion, specifying (i) the date of the proposed extension or conversion, (ii) the Loans to be so extended or converted, (iii) the Types of Loans into which such Loans are to be converted and (iv) if appropriate, the applicable Interest Periods with respect thereto.  Each request for extension or conversion shall be irrevocable and shall constitute a representation and warranty by the Company of the matters specified in Section 4.2.  In the event the Company fails to request extension or conversion of any LIBOR Rate Loan made in Dollars in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such LIBOR Rate Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

2.7                      Voluntary Prepayments and Mandatory Prepayments.

(a)           Voluntary Repayments.  Revolving Loans and Swingline Loans may be repaid in whole or in part without premium or penalty; provided that (i) LIBOR Rate Loans may be repaid only upon five (5) Business Days’ prior written notice to the Administrative Agent, and Alternate Base Rate Loans may be repaid only upon at least one (1) Business Day’s prior written notice to the Administrative Agent, (ii) repayments of LIBOR Rate Loans must be accompanied by payment of any amounts owing under Section 2.16, and (iii) partial repayments of the LIBOR Rate Loans shall be in minimum principal amount of $2,000,000, and in integral multiples of $1,000,000 in excess thereof, or if less, the remaining amount thereof, and partial repayments of Alternate Base Rate Loans shall be in a minimum principal amount of $1,000,000, and in integral multiples of $500,000 in excess thereof, or if less, the remaining amount thereof.   Interest accrued through the date of prepayment on the principal amount prepaid shall be payable on the next occurring Interest Payment date that would have occurred had such Loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.  All voluntary prepayments of Revolving Loans pursuant to this Section shall be distributed ratably to the Lenders holding such Revolving Loans.

(b)           Mandatory Prepayments.

(i)           If at any time the Aggregate Revolving Exposure exceeds 105% (or if none of such Aggregate Revolving Exposure is denominated in any Foreign Currency, 100%) of the Aggregate Revolving Commitment, the relevant Borrower or Borrowers agree immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Lenders, to repay Revolving Loans or Swingline Loans and/or furnish cash collateral as described in Section 2.7(c), in the Dollar Equivalent of the amount of such excess.  Any repayment of LIBOR Rate Loans pursuant to this Section other than on the last day of the Interest Period applicable thereto shall be accompanied by any amount required to be paid pursuant to Section 2.16 hereof.

(ii)                      If the Administrative Agent, notifies the Company at any time that the Aggregate L/C Obligations at such time exceeds 105% (or if none of such Aggregate L/C

Obligations are denominated in any Foreign Currency, 100%) of the L/C Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Company shall cash collateralize the Aggregate L/C Obligations in an amount equal to the amount by which the Aggregate L/C Obligations exceeds the L/C Sublimit.

(c)           Application.  Unless otherwise specified by the Company, voluntary repayments and mandatory prepayments made hereunder shall be applied first to Swingline Loans, second to Alternate Base Rate Loans, then to LIBOR Rate Loans in direct order of Interest Period maturities and third (after all Loans have been repaid) to a cash collateral account in respect of L/C Obligations.  Amounts repaid on the Swingline Loan and the Revolving Loans may be reborrowed in accordance with the provisions hereof.  All prepayments made under this Section shall be subject to Section 2.16 and be accompanied by interest on the principal amount prepaid through the date of prepayment, but otherwise without premium or penalty.

(d)           Hedging Obligations Unaffected.  Any repayment or prepayment made pursuant to this Section 2.7 shall not affect the Company’s obligation to continue to make payments under any Hedging Agreement with a Hedging Agreement Provider, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

2.8                      Termination and Reduction of Commitments.

(a)           Voluntary Reductions.  The Company shall have the right at any time and from time to time, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, to permanently terminate or reduce the Aggregate Revolving Commitments; provided that (i) each reduction of the Aggregate Revolving Commitments shall be in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (ii) such reduction shall not cause (A) the Aggregate Revolving Exposure to exceed the Aggregate Revolving Commitment, or (B) the aggregate Dollar Equivalent of the Swingline Loans outstanding to exceed the Swingline Committed Amount.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Lender.  The amount of any termination or reduction made under this Section may not thereafter be reinstated.

(b)           Mandatory Reduction.  The Commitments shall automatically terminate on the Maturity Date.

2.9                      Fees.

(a)           Commitment Fee.  In consideration of the Commitments, the Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Lenders holding Commitments a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum multiplied by the average daily unused Dollar Equivalent (determined as of the most recent Revaluation Date) of the Aggregate Revolving Commitment; provided that (i) no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a

Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears.    For purposes of computation of the Commitment Fee, Aggregate L/C Obligations and the outstanding Swingline Loans shall be considered usage of the Aggregate Revolving Commitment.  The Commitment Fee shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand).  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.

(b)           L/C Fees.

(i)           The Borrowers agree to pay to the Administrative Agent, for the account of each Revolving Lender, a letter of credit fee (the “L/C Fee”) in Dollars with respect to each Letter of Credit issued by the Issuing Lender in an amount equal to the Dollar Equivalent of the average daily undrawn amount of such issued Letters of Credit multiplied by the Applicable Percentage for LIBOR Rate Loans then in effect.

(ii)                      The L/C Fees shall be payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand).

(iii)                      The Administrative Agent shall, promptly following its receipt thereof, distribute to the Revolving Lenders the L/C Fee received by the Administrative Agent in accordance with their respective Ratable Share; provided that (A) any L/C Fees that accrue in favor of a Defaulting Lender shall be paid to the Issuing Lender for its own account for so long as such Lender shall be a Defaulting Lender and (B) any L/C Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall be paid to the Issuing Lender for its own account for so long as such Lender shall be a Defaulting Lender.

(c)           Issuing Lender Fees.  In addition to the L/C Fees payable pursuant to subsection (b) above, the Borrowers shall pay to the Issuing Lender for its own account without sharing by the other Lenders (i) a fronting fee of one-eighth of one percent (0.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it, such fee to be paid on the 15th day following the last day of the calendar quarter in which such Letter of Credit is issued and (ii) the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d)           Administrative Agent’s Fee.  The Borrowers agree to pay to the Administrative Agent the annual administrative agent fee as described in the Fee Letter.

2.10                      Computation of Interest and Fees; Usury.

(a)           Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate and Loans denominated in British Pounds Sterling shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed.  All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof.  Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective.  The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)           It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect.  All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral.  In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law.  If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document.  If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans.  The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand.  All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the

Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

2.11                      Pro Rata Treatment and Payments.

(a)           Allocation of Payments Prior to Exercise of Remedies.  Each borrowing of Loans and any reduction of the Commitments shall be made pro rata according to the respective Ratable Shares of the Lenders.  Each payment under this Agreement shall be applied (i) first, to any Fees then due and owing, (ii) second, to interest then due and owing hereunder and (iii) third, to principal then due and owing hereunder.  Each payment on account of the Commitment Fees or the L/C Fees shall be made pro rata in accordance with the respective amounts due and owing.  Each payment (other than voluntary repayments or prepayments and mandatory prepayments) by the Borrowers on account of principal of and interest on the Loans shall be made pro rata according to the respective amounts due and owing hereunder.  Each voluntary repayment and mandatory prepayment on account of principal of the Loans shall be applied in accordance with Section 2.7.  All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.17(b)) and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified in Section 10.2 in Same Day Funds and (A) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 1:00 P.M. on the date when due and (B) in the case of Loans or other amounts denominated in a Foreign Currency, shall be made in such Foreign Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the date when due.  The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)           Allocation of Payments After Exercise of Remedies  Notwithstanding any other provision of this Agreement to the contrary, (i) after the exercise of remedies (other than the application of Default Interest) by the Administrative Agent or the Lenders pursuant to Section 7.2 or (ii) after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section, then all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding and owing by a Credit Party or any Subsidiary under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent and the Issuing Lender;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including, with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations (including, without limitation, the payment or cash collateralization of the outstanding L/C Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon);

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (b) each of the Lenders and/or Hedging Agreement Providers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and L/C Obligations held by such Lender or the outstanding obligations payable to such Hedging Agreement Provider bears to the aggregate then outstanding Loans, L/C Obligations and obligations payable under all Secured Hedging Agreements) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above and (c) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section.  Notwithstanding the foregoing terms of this Section, (A) only Collateral proceeds and payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Secured Hedging Agreement and (B) no Foreign Credit Party shall be required to repay or prepay, or to guarantee, nor shall any amount paid by any Foreign Guarantor be applied to, the Credit Party Obligations of any Domestic Credit Party.

2.12                      Non-Receipt of Funds by the Administrative Agent.

(a)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and each of the Borrowers severally agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Overnight Rate and (ii) in the case of a payment to be made by such Borrower, the interest rate applicable to Alternate Base Rate Loans.  If any Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit.  Any payment by any Borrower shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)           Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.  Each Lender or Issuing Lender making the payment to the Administrative

Agent described in the preceding sentence shall be entitled to all interest accrued on the amounts owed by the Borrowers related thereto at the applicable interest rate set forth in this Agreement.

A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 4 are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall promptly return such funds by the next Business Day (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.5(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 10.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.5(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                      Inability to Determine Interest Rate.

Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrowers have requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period.  Unless the Company shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans.  Until any such notice has been withdrawn by the

Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

2.14                      Illegality.

(a)           Notwithstanding any other provision of this Agreement, if (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Foreign Currency to any Borrower, as contemplated by this Agreement, then such Lender shall be an “Affected Lender” and by written notice to the Company and to the Administrative Agent:

(A)                      such Lender may declare that LIBOR Rate Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon any request for a LIBOR Rate Loan (in the affected currency or currencies) shall, as to such Lender only (I) if such Loan is not an Loan denominated in a Foreign Currency, be deemed a request for an Alternate Base Rate Loan (unless it should also be illegal for the Affected Lender to provide an Alternate Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Company), unless such declaration shall be subsequently withdrawn and (II) if such Loan is an Loan denominated in a Foreign Currency, be deemed to have been withdrawn; and

(B)                      such Lender may require that all outstanding LIBOR Rate Loans or Loans denominated in a Foreign Currency (in the affected currency or currencies), as the case may be, made by it be (I) if such Loans are not Loans denominated in a Foreign Currency Loan, converted to Alternate Base Rate Loans, in which event all such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below or (II) if such Loans are Loans denominated in a Foreign Currency, repaid immediately, in which event all such Loans denominated in a Foreign Currency (in the affected currency or currencies) shall be required to be repaid in full by the applicable Borrower as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (A) or (B) above with respect to any Loans which are not Loans denominated in a Foreign Currency, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Rate Loans that would have been made by such Lender or the converted LIBOR Rate Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Lender in lieu of, or resulting from the conversion, of such LIBOR Rate Loans.

(b)           For purposes of this Section, a notice to the Company by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

2.15                      Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)           shall subject such Lender to any tax of any kind whatsoever with respect to any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

(ii)                      shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)                      shall impose on such Lender any other condition; or

(iv)                      shall result in the failure of the Mandatory Cost Rate to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans.  A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error.  Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(b)           If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender in its sole discretion to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction.  Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Company shall be conclusive absent manifest error.

(c)           The agreements in this Section shall survive the termination of this Agreement and payment of the Notes and all other amounts payable hereunder.

2.16                      Indemnity.

The Credit Parties hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) the failure by any Borrower to pay the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) the failure by any Borrower to accept a borrowing after such Borrower has given a notice in accordance with the terms hereof, (c) default by any Borrower in making any prepayment after such Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by any Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder.  A certificate setting forth in reasonable detail as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Company (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error.  The agreements in this Section shall survive termination of this Agreement and payment of the Credit Party Obligations.

2.17                      Taxes.

(a)           All payments made by any Borrower hereunder or under any Note will be, except as provided in Section 2.17(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  The Company will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the applicable Borrower.  The Borrowers agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Company and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.6 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) if the Lender is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either Internal Revenue Service Form W-8BEN or W-8ECI as set forth in clause (i) above, or (x) a certificate substantially in the form of Schedule 2.17 (any such certificate, a “2.17 Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying such Lender’s entitlement to an exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note.  In addition, each Lender agrees that it will deliver upon the Company’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note.  Notwithstanding anything to the contrary contained in Section 2.17(a), but subject to the immediately succeeding sentence, (x) the Borrowers shall be entitled, to the extent required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrowers shall not be obligated pursuant to Section 2.17(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Company the Internal Revenue Service Forms required to be provided to the Company pursuant to this Section or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section, the Borrowers agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.17(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Requirements of Law of any other jurisdiction, duly executed and completed by such Lender, as are required under such Requirements of Law and which such Lender is able to lawfully complete and deliver, to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.  Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such  claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the sole judgment of such Lender, and as may be reasonably necessary (including the re-designation of its LIBOR Lending Office) to avoid any requirement of applicable Requirements of Law of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender.  Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Requirements of Law of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Requirements of Law in connection with any payment by the Administrative Agent or any Lender of Taxes or other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.

(c)           Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.  For the avoidance of doubt, each Lender lending to the Japanese Borrower shall use commercially reasonable efforts to lend such funds through a lending office located in Japan, the United States or such other jurisdiction which would minimize any amounts which might otherwise be payable pursuant to this Section.

(d)           If any Borrower pays any additional amount pursuant to this Section with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it.  In the event that such Lender receives such a refund or credit, such Lender shall pay to the applicable Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the applicable Borrower.  In the event that no refund or credit is obtained with respect to the applicable Borrower’s payments to such Lender pursuant to this Section, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments.  Nothing contained in this Section shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.17 to any Borrower or any other party.

(e)           The agreements in this Section shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

2.18                      Indemnification; Nature of Issuing Lender’s Duties.

(a)           In addition to its other obligations under Section 2.3, the Credit Parties hereby agree to protect, indemnify, pay and save the Issuing Lender and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Issuing Lender or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b)           As between the Credit Parties, the Issuing Lender and each Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  Neither the Issuing Lender nor any Lender shall be responsible:  (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender or any Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c)           In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender or any Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put the Issuing Lender or such Lender under any resulting liability to the Credit Parties.  It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lender and each Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority.  The Issuing Lender and the Lenders shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender and the Lenders.

(d)           Nothing in this Section is intended to limit the Reimbursement Obligation of the Borrowers contained in Section 2.3(d) hereof.  The obligations of the Credit Parties under this Section shall survive the termination of this Agreement.  No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender and the Lenders to enforce any right, power or benefit under this Agreement.

(e)           Notwithstanding anything to the contrary contained in this Section, the Credit Parties shall have no obligation to indemnify the Issuing Lender or any Lender in respect of any liability incurred by the Issuing Lender or such Lender arising out of the gross negligence, bad faith or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender or such Lender), as determined by a court of competent jurisdiction or pursuant to arbitration.

2.19                      Replacement of Lenders.

The Company shall be permitted to replace with a financial institution acceptable to the Administrative Agent any Lender (other than Wachovia Bank, National Association) that (a) requests reimbursement for amounts owing pursuant to 2.14, 2.16 or 2.17(a) or (b) is then in default of its obligation to make Loans hereunder; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.14, 2.16 or 2.17(a), as applicable, so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14, 2.16 or 2.17(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Company shall be liable to such replaced Lender under Section 2.16 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 2.14, 2.16 or 2.17(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.  In the event any replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section, the Company may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender.  A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such replacement cease to apply.

2.20                      Additional Foreign Borrowers.

The Company may request that any of its Foreign Guarantors (each, an “Applicant Foreign Borrower”) be designated a Foreign Borrower by delivery of a written request to the Administrative Agent, together with an executed copy of a Foreign Borrower Joinder Agreement.  The Administrative Agent will promptly notify the Lenders of any such request and will provide the Lenders with a copy of such Foreign Borrower Joinder Agreement.  Designation of any Applicant Foreign Borrower as a Foreign Borrower is subject to (a) delivery of each executed promissory note as may be requested by any Lender in connection therewith, (b) delivery of supporting resolutions, articles of incorporation and bylaws (or their equivalents), incumbency certificates, opinions of counsel and such other items as the Administrative Agent or the Required Lenders, as applicable, may request and (c) to the extent such Applicant Foreign Borrower is a German Guarantor, the Required Lenders shall have approved such designation.  The designation of an Applicant Foreign Borrower as a Foreign Borrower shall be effective ten Business Days after the receipt by the Administrative Agent of each of the items required pursuant to clauses (a) through (c) herein.  Such Applicant Foreign Borrower shall thereupon become a Foreign Borrower and shall be (1) entitled to all rights and benefits of a Foreign Borrower hereunder and under each of the Credit Documents and (2) subject to all obligations of a Foreign Borrower hereunder and under the Credit Documents.

2.21                      Parallel Debt.

Subject to Section 10.24(b):

(a)           Each Domestic Credit Party and each Foreign Credit Party must pay the Administrative Agent, as an independent and separate creditor, an amount equal to the Domestic Obligations or the Foreign Obligations, respectively, on its due date (each an “Administrative Agent Claim”).

(b)           Each Administrative Agent Claim is created on the understanding that the Administrative Agent must:

(i)           share the proceeds of each Administrative Agent Claim with the other Secured Parties; and

(ii)                      pay those proceeds to the Secured Parties in accordance with Section 2.11.

(c)           To the extent possible under any applicable law, the Administrative Agent may enforce performance of any Administrative Agent Claim in its own name as an independent and separate right.  This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(d)           Each Secured Party must, at the request of the Administrative Agent, perform any act reasonably required in connection with the enforcement of any Administrative Agent Claim.  This includes joining in any proceedings as co-claimant with the Administrative Agent.

(e)           If the Administrative Agent fails to enforce an Administrative Agent Claim within a reasonable time after its due date, a Secured Party may take any action to enforce the corresponding Secured Party Claim.

(f)           Each Credit Party irrevocably and unconditionally waives any right it may have to require a Secured Party to join in any proceedings as co-claimant with the Administrative Agent in respect of any Administrative Agent Claim.

(g)           Discharge by a Credit Party of a Secured Party Claim will discharge the corresponding Administrative Agent Claim in the same amount.

(h)           Discharge by a Credit Party of a Administrative Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(i)           The aggregate amount of the Administrative Agent Claims will never exceed the aggregate amount of Secured Party Claims.

(j)           (i)           A defect affecting an Administrative Agent Claim against a Credit Party will not affect any Secured Party Claim.

(ii)                      A defect affecting a Secured Party Claim against a Credit Party will not affect any Administrative Agent Claim.

(k)           If the Administrative Agent returns to any Credit Party, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party must repay an amount equal to that recovery to the Administrative Agent.

2.22                      Administrative Agent as Joint and Several Creditor.

For all Credit Documents governed by the laws of Spain or Germany:

(a)           Each party hereto agrees that the Administrative Agent:

(i)           will be the joint and several creditor (acreedor solidario, or as the case may be, Gesamtglaeubiger) (together with the relevant Secured Party) of the Credit Party Obligations; and

(ii)                      will have its own independent right to demand performance of the Credit Party Obligations.

(b)           Without limiting or effecting the Administrative Agent’s right against each Credit Party (whether under this paragraph or under any other provision of any Credit document), the Administrative Agent agrees with each other Secured Party (on a several and divided basis) that, subject to paragraph (c) below, it will not exercise its rights as a joint and several creditor with a Secured Party except with the consent of the relevant Secured Party.

(c)           Nothing in Section 2.22(b) shall in any way limit the Administrative Agent’s right to protect or preserve the rights under or to enforce any Security Document as contemplated by this Agreement and/or the relevant Credit Documents (or to do any act reasonably incidental to any of the above).

(d)           (i)           Discharge by a Credit Party of a Secured Party Claim will discharge the corresponding Administrative Agent Claim in the same amount.

(ii)                      Discharge by a Credit Party of an Administrative Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(e)           The aggregate amount of the Administrative Agent Claim will never exceed the aggregate amount of the Secured Party Claims.

In relation to any pledge of Equity Interests of any Person organized under the laws of Spain (such pledge, a “Spanish Pledge”), the Lenders expressly authorize the Administrative Agent, acting as joint and several creditor, to claim and enforce such Spanish Pledge in their name and on their behalf.  Moreover, each Lender undertakes before the Administrative Agent to take all necessary actions and steps to allow the successful enforcement of any such Spanish Pledge by the Administrative Agent in its name and on its behalf.

2.23                      Lender Agreement.

Each Lender severally agrees, and by making any advance hereunder shall be deemed severally to represent, that:  (a) none of the funds made available by such Lender with respect to any Revolving Loan constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101 and (b) under Applicable Law in effect as of the Closing Date, it has the full power and authority to make Loans and other Extensions of Credit into the jurisdictions and in the currencies made available for such Revolving Loans.  If the representation set forth in clause (b) above at any time proves to be false as of the Closing Date for any Lender, then such Lender will, at no expense to the Credit Parties and prior to such Lender becoming a Defaulting Lender hereunder, (i) promptly give notice thereof to the Administrative Agent and the Company, and (ii) either obtain a replacement commitment from an Eligible Assignee pursuant to Section 10.6 that is authorized to lend in all such jurisdictions and Optional Currencies or arrange for another Lender or other financial institution to make or continue Loans on behalf of such Lender, in each case reasonably acceptable to the Company and the Administrative Agent.  The remedy set forth in Section 2.19 shall be the Credit Parties’ sole and exclusive remedy for any Lender’s breach of the representation set forth in clause (b) above.

2.24                      Obligations of Borrowers.

Notwithstanding anything in this Agreement or in the other Credit Documents to the contrary (including, without limitation, Section 2.7, Section 2.11 and Section 9), the parties hereto acknowledge and agree that (a) each of the Foreign Borrowers, in its capacity as a Borrower hereunder, is not jointly and severally liable for the Credit Party Obligations of the Company; provided that it is acknowledged and agreed that the Company has guaranteed the Credit Party Obligations of the Foreign Borrowers pursuant to Section 9 and that the Foreign Borrowers have not guaranteed the Credit Party Obligations of the Company and (b) no Foreign Borrower or Foreign Guarantor shall be required to repay or prepay, or to guarantee, nor shall any amount paid by any Foreign Borrower or any Foreign Guarantor be applied to, any Credit Party Obligations of the Company.  Notwithstanding the provisions of clause (b) above, Section 2.11(b) or Section 10.24, all payments made under, with respect to or as collections of the intercompany loans and notes pledged to the Administrative Agent pursuant to Section 5.12(a)(ii) may be applied to the Credit Party Obligations of the Company.

SECTION 3
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Loans herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

3.1                      Existing Indebtedness.

Schedule 3.1 sets forth a complete and correct list of all (a) Indebtedness (other than Capital Leases and intercompany Indebtedness) of the Company and its Subsidiaries as of the Closing Date and (b) Capital Leases and intercompany Indebtedness of the Company and its Subsidiaries as of March 29, 2009.

3.2                      Financial Statements.

The Company has delivered to the Administrative Agent copies of the financial statements of the Company and its Subsidiaries referenced in Section 4.1(h).  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

3.3                      No Material Adverse Change.

(a)           As of the Closing Date, since December 28, 2008, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

(b)           Since the date of the Company’s most recent annual report on Form 10-K filed after the Closing Date with the Securities and Exchange Commission, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

3.4                      Organization; Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business, (c) is duly qualified to conduct business and in good standing (where applicable) under the laws of (i) the jurisdiction of its organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, organizational documents, government permits and government licenses except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 3.4 as of the Closing Date, and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is the exact legal name of each Credit Party, the state or other jurisdiction of incorporation or organization, the chief executive office, the principal place of business, the jurisdictions in which the Credit Parties are qualified to do business, the federal tax identification number and organization identification number of each of the Credit Parties as of the Closing Date (and for the four (4) months prior to the Closing Date).

3.5                      Authorization; Power; Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly authorized by all necessary corporate action on the part of the Company and the other Credit Parties, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company and the other Credit Parties enforceable against the Company and any such Credit Party in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.6                      Consent; Government Authorizations.

Except as set forth on Schedule 3.6, no approval, consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit by the Company or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the other Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties.

3.7                      No Material Litigation.

(a)           There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)           Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.8                      No Default.

No Default or Event of Default has occurred and is continuing.

3.9                      Taxes.

The Company and its Subsidiaries have filed all tax returns (federal, state, local and foreign) that are required to have been filed in any jurisdiction, and have paid all income taxes shown to be due and payable (including interest and penalties) on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation).  None of the Credit Parties or their respective Subsidiaries are aware, as of the Closing Date, of any proposed tax assessments against it or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries has paid all Federal income taxes due and payable by it for all fiscal years up to and including the fiscal year ended December 30, 2007, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

3.10                      ERISA.

(a)           Each Credit Party and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance that have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.  Neither any Credit Party nor any ERISA Affiliate has incurred any liability pursuant to Title IV of ERISA or the penalty or excise tax provisions of the Code relating to Plans or for failure to comply with the provisions of Title I of ERISA and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by any Credit Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Credit Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or to excise tax provisions including Sections 401(a)(29) or 412, 430 or 431 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)           The present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under all Single Employer Plans, determined with respect to each Single Employer Plan as of the most recent valuation date prior to the date on which this representation is made on the basis of the actuarial assumptions specified for funding purposes in the Single Employer Plan’s most recent actuarial valuation report, did not exceed the fair market value of the assets of the Single Employer Plans by more than $500,000 in the aggregate for all such Single Employer Plans.

(c)           Neither any Credit Party nor any ERISA Affiliate has incurred any withdrawal liabilities under Section 4201 of ERISA or is subject to secondary withdrawal liabilities under Section 4204 of ERISA with respect to any Multiemployer Plan that individually or in the aggregate are Material.  Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in Reorganization, Insolvency, or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is reasonably expected to be in Reorganization, Insolvency, or terminated.

(d)           The expected post-retirement benefit obligation (within the meaning of Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of each Credit Party and its ERISA Affiliates is not Material.

(e)           The execution and delivery of this Agreement and the other Credit Documents hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

3.11                      Governmental Regulations, Etc.

(a)           No part of the proceeds of the Loans hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U, or for the purpose of purchasing or carrying or trading in any securities.  If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.  No Indebtedness being reduced or retired out of the proceeds of the Loans hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T.  “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the Consolidated Assets of the Company and its Subsidiaries.  Neither the execution and delivery hereof by the Company, nor the performance by it of any of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X.

(b)           The Company is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company.

3.12                      Subsidiaries.

(a)           Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries, joint ventures and partnerships of the Credit Parties as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2.  Information on Schedule 3.12 includes the following:  (i) the number of shares of each class of Equity Interests of each Subsidiary outstanding and (ii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Credit Parties and their Subsidiaries. The outstanding Equity Interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Credit Party or any Subsidiary thereof, except as contemplated in connection with the Credit Documents.

(b)           Set forth on Schedule 1.1-4 is a complete and accurate list of all Material Foreign Subsidiaries as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2.

3.13                      Use of Proceeds.

The Extensions of Credit will be used solely (a) to refinance the Existing Facility and certain other Indebtedness, (b) to pays fees and expenses associated with this Agreement and

(c) to provide for the working capital and general corporate requirements of the Company, including Permitted Acquisitions.

3.14                      Contractual Obligations; Compliance with Laws; No Conflicts.

The execution, delivery and performance by the Company and the other Credit Parties, as applicable, of this Agreement and the other Credit Documents will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, including, without limitation, any Material Contract, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, (c) violate any Requirement of Law applicable to the Company or any of its Subsidiaries (except those as to which waivers or consents have been obtained) or (d) conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws or other organizational documents of such Person, (ii) any Material indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or (iii) any approval of any Governmental Authority relating to such Person.

3.15                      Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Company or any Credit Party in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects as of the date stated therein and not incomplete by omitting to state any material fact necessary to make such information not misleading.  There is no fact now known to the Company or any Credit Party which has, or would reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Company furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Company or any Credit Party to the Administrative Agent and/or the Lenders.

3.16                      Environmental Matters.

(a)           Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, the facilities and properties owned, leased or operated by the any of the Credit Parties and their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) have resulted in liability under, any Environmental Law.

(b)           Except where such violation would not reasonably be expected to have a Material Adverse Effect, the Properties and all operations of the Credit Parties and their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at or under the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any of the Credit Parties (the “Business”).

(c)           Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Company nor any of its Subsidiaries have knowledge of any such threatened notice.

(d)           Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which has given rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that has given rise to liability under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any of the Credit Parties is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial directives outstanding under any Environmental Law with respect to the Properties or the Business.

(f)           Except where such violation or liability would not reasonably be expected to have a Material Adverse Effect, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any of the Credit Parties in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner requiring remediation under Environmental Laws.

3.17                      Solvency.

The fair saleable value of the Credit Parties’ assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement.  None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged and (b) has incurred or believes that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

3.18                      No Burdensome Restrictions.

None of the Company or any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
3.19                      Title to Property; Leases.

The Company and its Subsidiaries have good and marketable title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 3.2 and Section 5.1 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  All Material leases are valid and subsisting and are in full force and effect in all material respects.

3.20                      Insurance.

The present insurance coverage of the Company and its Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.20 and such insurance coverage complies with the requirements set forth in Section 5.5.

3.21                      Licenses and Permits.

The Company and its Subsidiaries own, possess or are authorized to use all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.22                      Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. Sec.Sec. 1 et seq.) (the “Trading with the Enemy Act”), as amended.  Neither any Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

3.23                      Labor Matters.

There are no collective bargaining agreements covering the employees of the Credit Parties as of the Closing Date, other than as set forth in Schedule 3.23 hereto, and none of the Credit Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the five years prior to the date hereof, other than as set forth in Schedule 3.23 hereto.

3.24                      Compliance with OFAC Rules and Regulations.

(a)           None of the Credit Parties or their Subsidiaries or their respective Affiliates is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(b)           None of the Credit Parties or their Subsidiaries or their respective Affiliates (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has more than 10% of its assets located in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan will be used nor have any been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

3.25                      Collateral Representations.

(a)           Intercompany Debt. Set forth on Schedule 3.25(a), as of March 29, 2009 and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all intercompany Indebtedness and to the extent required by Section 5.12, all such intercompany Indebtedness owing to a Borrower is subject to a promissory note which has been pledged and delivered to the Administrative Agent as Collateral under the Security Documents.

(b)           Locations. Set forth on Schedule 3.25(b), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all (i) Properties of the Domestic Credit Parties, the Hong Kong Guarantors and the German Guarantors as of the Closing Date with street address, county, state and country (as applicable) where located, (ii) locations where any tangible personal property of the Domestic Credit Parties, the Hong Kong Guarantors and the German Guarantors (excluding equipment in vehicles of employees of Checkpoint Systems GmbH, inventory in transit or on temporary display at a customer location) is located as of the Closing Date, including county, state and country (as applicable) where located, (iii) each headquarter location of the Domestic Credit Parties, the Hong Kong Guarantors and the German Guarantors, (iv) each other location where any significant administrative or governmental functions are performed of the Domestic Credit Parties, the Hong Kong Guarantors and the German Guarantors, (v) each other location where the Domestic Credit Parties, the Hong Kong Guarantors and the German Guarantors maintain any books or records (electronic or otherwise) and (vi) each location where any personal property Collateral is located at any premises leased by a Domestic Credit Party, Hong Kong Guarantor or German Guarantor with a Collateral value in excess of $250,000.

(c)           Intellectual Property.  Set forth on Schedule 3.25(c), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Domestic Credit Parties or that any of the Domestic Credit

Parties has the right to (including name/title, current owner, registration or application number, and registration or application date).

(d)           Documents, Instrument, and Tangible Chattel Paper. Set forth on Schedule 3.25(d), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Documents (as defined in the UCC), Instruments (as defined in the UCC), and Tangible Chattel Paper (as defined in the UCC) of the Domestic Credit Parties with an individual value of at least $250,000.

(e)           Deposit Accounts, Electronic Chattel Paper, Letter-of-Credit Rights, Securities Accounts and Uncertificated Investment Property.  Set forth on Schedule 3.25(e), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of (i) all Deposit Accounts (as defined in the UCC) of the Domestic Credit Parties, the Hong Kong Guarantors, the German Guarantors, the Cayman Guarantors and the Dutch Borrower, (ii) Electronic Chattel Paper (as defined in the UCC) of the Domestic Credit Parties, (iii) Letter-of-Credit Rights (as defined in the UCC) of the Domestic Credit Parties, (iv) Securities Accounts (as defined in the UCC) of the Domestic Credit Parties and (v) uncertificated Investment Property (as defined in the UCC) of the Domestic Credit Parties, including the name and address of (i) in the case of a Deposit Account, the depository institution, (ii) in the case of Electronic Chattel Paper, the account debtor, (iii) in the case of Letter-of-Credit Rights, the issuer or nominated person, as applicable, and (iv) in the case of a Securities Account or other uncertificated Investment Property, the Securities Intermediary or issuer, as applicable.

(f)           Commercial Tort Claims.  Set forth on Schedule 3.25(f), as of the Closing Date and as of the last date such Schedule was required to be updated in accordance with Section 5.2, is a description of all Commercial Tort Claims (as defined in the UCC) of the Domestic Credit Parties.

(g)           Collateral Value.  The Aggregate Book Value of the Collateral consisting of equipment (net of depreciation), inventory, accounts receivable and cash pledged to the Administrative Agent pursuant to the Credit Documents delivered on the Closing Date and/or to be delivered by the Credit Parties pursuant to Section 5.15: (a) by the Domestic Credit Parties pursuant to the Security Documents is equal to no less than $100,000,000, (b) by the German Guarantors pursuant to the German Security Documents is equal to no less than $50,000,000 (or the Foreign Currency Equivalent thereof), (c) by the Hong Kong Guarantors pursuant to the Hong Kong law governed Security Documents is equal to no less than $17,000,000 (or the Foreign Currency Equivalent thereof) and (d) by Checkpoint Caribbean Ltd. pursuant to the Security Documents is equal to no less than $11,000,000.  For the purposes of this Section 3.25(g), “Aggregate Book Value” means (i) with respect to equipment (net of depreciation), inventory and accounts receivable, the aggregate book value of such Collateral as of December 28, 2008 and (ii) with respect to cash, the aggregate book value as of March 27, 2009.

3.26                      Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby.  Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) to the extent applicable in any jurisdiction, the filing of appropriate financing statements with the Secretary of State of the state of incorporation or organization for each Domestic Credit Party, in favor of the Administrative Agent, on behalf of the Lenders, (b) the Administrative Agent obtaining control or possession over those items of Collateral in which a security interest is perfected through control or possession, (c) in relation to the German law governed pledges only, any third-party debtor having been notified of such pledge pursuant to the relevant German Security Documents and (d) in relation to the security interests and Liens under the Hong Kong law governed Security Documents, (i) the filing of applicable documents with the Registrar of Companies in Hong Kong and/or other applicable authorities within prescribed time periods, (ii) the giving of applicable notices to third parties and the receipt of any applicable consents from third parties and (iii) insofar as they relate to shares (and related rights), the relevant shares (and related rights) having been transferred to the Administrative Agent or its nominee and such transfer having been registered in the share register of the relevant company) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.  With respect to the German law governed pledges, all notifications required to be delivered to any third-party debtor of such pledge pursuant to the terms of the German law governed pledges will be delivered in accordance with the terms of the German law governed pledges.  With respect to the Spanish law governed pledges, this representation is given subject to the mandatory laws applicable under Spanish common law.

3.27                      Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. Sec.Sec. 78dd-1, et seq., and any foreign counterpart thereto.  None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. Sec.Sec. 78dd-1, et seq.

3.28                      Classification of Senior Indebtedness.

The Credit Party Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Indebtedness and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

SECTION 4
CONDITIONS

4.1                      Conditions to Closing.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Loans is subject to, the satisfaction of the following conditions precedent (except as such conditions are permitted to be delivered after the Closing Date in accordance with Section 5.15):

(a)           Execution of Credit Agreement and Credit Documents.  Receipt by the Administrative Agent of (i) multiple counterparts of this Agreement, (ii) for the account of each Lender that requests a Note, a Note, (iii) for the account of the Swingline Lender, a Swingline Note, (iv) any intercompany promissory notes (and applicable allonges) evidencing Indebtedness among the Company and certain of its Subsidiaries that are required to be pledged pursuant to the terms of this Agreement, (v) each Security Document executed by the duly authorized officers or signatories, as applicable, of the parties thereto and (vi) counterparts of any other Credit Document, executed by the duly authorized officers of the parties thereto, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Agreement.

(b)           Legal Opinion.  Receipt by the Administrative Agent of the legal opinions set forth on Schedule 4.1(b), each dated the Closing Date and in form and substance reasonably acceptable to the Administrative Agent.

(c)           Absence of Legal Proceedings.  The absence of any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (i) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (ii) that purports to affect any Credit Party or any of its Subsidiaries, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

(d)           Authority Documents.  The Administrative Agent shall have received the following:

(i)            Articles of Incorporation/Charter Documents.  Original certified articles of incorporation or other charter documents, as applicable, of each Credit Party, and in respect of any French Guarantor an original (y) extrait K-bis and (z) solvency certificate (certificat de non faillite) delivered by the Registry of Commercie and Companies dated no more than one month prior to the date of this Agreement, certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Schedule 4.1(d) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to the extent applicable in any jurisdiction, to be true and complete as of a recent date by the appropriate Governmental Authority of the state or jurisdiction of its incorporation or organization, as applicable.

(ii)                       Resolutions.  Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Schedule 4.1(d) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)                       Bylaws/Operating Agreement. To the extent applicable in any jurisdiction, a copy of the bylaws or comparable operating agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in substantially the form of Schedule 4.1(d) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)                       Good Standing.  To the extent applicable in any jurisdiction, original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or jurisdiction of incorporation or organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v)            Incumbency.  To the extent applicable in any jurisdiction, an incumbency certificate of each Credit Party certified by an officer (pursuant to an officer’s certificate in substantially the form of Schedule 4.1(d)) attached hereto) to be true and correct as of the Closing Date.

(vi)                      French Security. In relation to the French Security, (A) a certified copy of the account holder’s shareholder register (compte d’actionnaire) and (B) a certified copy of the shares transfer register (registre de mouvements de titres) of Checkpoint Systems France S.A.S. recording the French Security.

(vii)                      Dutch Security. A copy of the shareholders’ register of each Dutch Credit Party.

(e)           Personal Property Collateral.  The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i)            (A) searches of UCC filings (or its equivalent in foreign jurisdictions) in the jurisdiction of incorporation or formation, as applicable, of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements (or its equivalent) on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches (or its equivalent in foreign jurisdictions);

(ii)                       completed UCC financing statements (or its equivalent in foreign jurisdictions) for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)                       stock or membership certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement and the Foreign Pledge Agreements and Foreign Security Agreements and undated stock or transfer powers duly executed in blank;

(iv)                       duly executed consents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Lenders’ security interest in the Collateral, including, without limitation, with respect to the French Security a certified copy of the resolutions of Checkpoint France S.A.S. shareholder’s meeting authorizing the beneficiaries to become shareholders of the French Security;

(v)            all intercompany notes in the possession of any of the Credit Parties and required to be pledged as Collateral pursuant to Section 5.12, together with applicable allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in such Collateral;

(vi)                      in the case of any personal property Collateral located at premises leased by a Domestic Credit Party, a Hong Kong Guarantor or a German Guarantor and set forth on Schedule 3.25(b), such estoppel letters, consents and waivers from the landlords of such real property to the extent required in accordance with Section 5.13.

(vii)                       searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property of the Domestic Credit Parties;

(viii)                       all instruments, documents and chattel paper in the possession of any of the Domestic Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral;

(ix)                       Deposit Account Control Agreements satisfactory to the Administrative Agent to the extent required by Section 6.13; and

(x)            Securities Account Control Agreements satisfactory to the Administrative Agent to the extent required by Section 6.13.

(f)           Officer’s Closing Certificate.  The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Company as of the Closing Date, substantially in the form of Schedule 4.1(f) stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct, and (C) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 5.9  (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of December 28, 2008, (iii) as of the Closing Date (A) the fair saleable value of the Credit Parties’ assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement, (B) none of the Credit Parties (y) has unreasonably small capital in relation to the business in which it is or proposes to be engaged and (z) has incurred or believes that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due and (iv) each of the other conditions precedent in Section 4.1 have been satisfied, except to the extent the satisfaction of any such condition is subject to the judgment or discretion of the Administrative Agent or any Lender.

(g)           Account Designation Notice.  Receipt by the Administrative Agent of an executed counterpart of the Account Designation Notice.

(h)           Financial Information.  Receipt by the Administrative Agent of (i) three-year financial and operational projections for the Company and its Subsidiaries together with a detailed explanation of all management assumptions contained therein, which projections shall be in form and substance satisfactory to the Administrative Agent and the Lenders, (ii) the final audited financial statements of the Company for the twelve month period ending December 28, 2008 and (iii) in respect of the French Guarantor, a copy of its latest audited financial statements.

(i)           Capital Structure/Other Documentation.  Receipt by the Administrative Agent of any information requested by it relating to the corporate and capital structure of the Company and its Subsidiaries.

(j)           Flow of Funds.  Receipt by the Administrative Agent of a sources and uses table and payment instructions with respect to each wire transfer to be made by the Administrative Agent on behalf of the Lenders or the Company on the Closing Date setting forth the amount of such transfer, the purpose of such transfer, the name and number of the account to which such transfer is to be made, the name and ABA number of the bank or other financial institution where such account is located and the name and telephone number of an individual that can be contacted to confirm receipt of such transfer.

(k)           Repayment of Existing Indebtedness.  All existing Indebtedness for borrowed money of the Company and its Subsidiaries (including the Existing Facilities, but excluding

Indebtedness permitted pursuant to Section 6.1) shall have been repaid in full and terminated and the Administrative Agent shall have received such evidence of such repayment and termination as the Administrative Agent may reasonably require.

(l)           Compliance with Laws.  The financings and other Transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(m)                      Bankruptcy.  There shall be no bankruptcy or insolvency proceedings pending with respect to any Credit Party or any Subsidiary thereof.

(n)           Consents.  The Administrative Agent shall have received evidence that all necessary governmental, corporate, shareholder and third party consents and approvals, if any, in connection with the financings and other transactions contemplated hereby have been received and no condition exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby.

(o)           No Material Adverse Change.  No material adverse change shall have occurred since December 28, 2008 in the business, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole.

(p)           Liability, Casualty, Property and Business Interruption Insurance.  To the extent requested by the Administrative Agent, the Administrative Agent shall have received copies of insurance policies or certificates and endorsements of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.

(q)           Fees.  Receipt by the Administrative Agent and the Lenders of all fees, if any, then owing pursuant to the Fee Letter, Section 2.9 or pursuant to any other Credit Document.

(r)           Japanese Documents.  With respect to Checkpoint Manufacturing Japan Co., receipt by the Administrative Agent of (i) the Minutes of the Extraordinary General Meeting of Shareholders of Checkpoint Manufacturing Japan Co. Regarding Deemed Resolutions, (ii) the existing corporate registry and (iii) Certificate of Registered Seal.

(s)           Additional Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agents and the Required Lenders.

Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section each Lender that has signed this Agreement or a Lender Consent shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2                      Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)           Representations and Warranties.  The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

(c)           Compliance with Commitments.  Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the Aggregate Revolving Exposure shall not at any time exceed the Aggregate Revolving Commitment, (ii) the Aggregate L/C Obligations shall not at any time exceed the Aggregate L/C Sublimit and (iii) the aggregate Dollar Equivalent of the Swingline Loans outstanding shall not at any time exceed the Swingline Committed Amount.

Each request for an Extension of Credit and each acceptance by any Borrower of an Extension of Credit shall be deemed to constitute a representation and warranty by the Credit Parties as of the date of such Loan that the conditions in subsections (a) - (c) of this Section have been satisfied.

SECTION 5
AFFIRMATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full, the Credit Parties shall, and shall cause each Subsidiary to:

5.1                      Financial Statements.

Furnish, or cause to be furnished, to the Administrative Agent and the Lenders:

(a)           as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company (commencing with the fiscal year 2008) (or, if earlier, within five (5) business Days after such date as the Company is required to file its annual report on Form 10-K for such fiscal year with the Securities and Exchange Commission), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of PricewaterhouseCoopers, LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)           as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the first fiscal quarter ending in 2009) (or, if earlier, within five (5) business Days after such date as the Company is required to file its quarterly report on Form 10-Q for such fiscal quarter with the Securities and Exchange Commission), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)           as soon as available, but in any event not later than the last day of each fiscal year of the Company, 3-year forecasts for the three (3) following fiscal years prepared by management of the Company, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a quarterly basis for such fiscal years.

As to any information contained in materials furnished pursuant to Section 5.2(f), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.  All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein, except as approved  by such accountants or such officers, as the case may be, and disclosed therein, and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change in the application of accounting principles as provided in Section 1.5.

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Company through electronic mail; provided that, upon the Administrative Agent’s request, the Borrowers shall provide paper copies of any documents required hereby to the Administrative Agent.

5.2                      Certificates; Other Information.

Furnish, or cause to be furnished, to the Administrative Agent (who shall promptly transmit to each Lender):

(a)           Accountant’s Certificate and Reports.  Concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under Section 5.9 hereof, except as specified in such certificate.

(b)           Officer’s Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (ii) during such period each Credit Party has observed or performed in all material respects its covenants and other agreements hereunder and under the other Credit Documents, and satisfied in all material respects the conditions contained in this Agreement to be observed, performed or satisfied by it (except to the extent waived in accordance with the provisions hereof) and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate.  Such certificate shall include the calculations required to indicate compliance with Section 5.9 as of the last day of the period covered by such financial statements.  A form of Officer’s Compliance Certificate is attached as Schedule 5.2(b).

(c)           Updated Schedules.  Concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 1.1-4 if any Subsidiary becomes a Material Foreign Subsidiary since the Closing Date or since such Schedule was last updated, as applicable, (ii) an updated copy of Schedule 3.4 and Schedule 3.12 if the Credit Parties or any of their Subsidiaries has formed or acquired a new Subsidiary since the Closing Date or since such Schedule was last updated, as applicable, (iii) an updated copy of Schedule 3.20 if the Credit Parties or any of their Subsidiaries has altered or acquired any insurance policies since the Closing Date or since such Schedule was last updated, as applicable, (iv) an updated copy of Schedule 3.25(a) if the Company, the Japanese Borrower or the Dutch Borrower have issued any intercompany Indebtedness since the Closing Date or since such

Schedule was last updated, as applicable, (v) an updated copy of Schedule 3.25(b) to the extent any Domestic Credit Party, Hong Kong Guarantor or German Guarantor has a location where any Domestic Credit Party, Hong Kong Guarantor or German Guarantor, as applicable, maintains books or records or a location where any personal property Collateral is located at any premises leased by a Domestic Credit Party, Hong Kong Guarantor or German Guarantor with a Collateral value in excess of $250,000, to the extent such location was not otherwise set forth on such Schedule as of the Closing Date or since such Schedule was last updated, as applicable, (vi) an updated copy of Schedule 3.25(c) if the Domestic Credit Parties have registered, applied for registration of, acquired or otherwise obtained ownership of any new Intellectual Property since the Closing Date or since such Schedule was last updated, as applicable, (vii) an updated copy of Schedule 3.25(d) if the Domestic Credit Parties have obtained any Documents (as defined in the UCC), Instruments (as defined in the UCC) or Tangible Chattel Paper (as defined in the UCC) with an individual value of at least $250,000, since the Closing Date or since such Schedule was last updated, as applicable, (viii) an updated copy of Schedule 3.25(e) if any Domestic Credit Party, Hong Kong Guarantor or German Guarantor maintains any Deposit Accounts (as defined in the UCC) or if any Domestic Credit Party maintains any Electronic Chattel Paper (as defined in the UCC), Letter-of-Credit Rights (as defined in the UCC), Securities Accounts (as defined in the UCC) or uncertificated Investment Property (as defined in the UCC) not otherwise set forth on such Schedule as of the Closing Date or since such Schedule was last updated, as applicable, (ix) an  updated copy of Schedule 3.25(f) if the Domestic Credit Parties have any Commercial Tort Claims not otherwise set forth on such Schedule as of the Closing Date or since such Schedule was last updated, as applicable.

(d)           Security Documents.  Provide all updates, notices, confirmations and all other information required to be provided in accordance with the Security Documents; including, without limitation the following:  concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, provide to the Administrative Agent: (A) bank account statements (Kontoauszüge) for each account located in Germany of each German Guarantor showing the balance on each of the accounts (or otherwise notify the Administrative Agent of the account balances on the accounts in a form satisfactory for the Administrative Agent), (B) up-to-date list of all outstanding Claims (as defined in the German Security Documents), (C) an up-to-date list of all the Transferor’s Moveable Fixed Assets (as defined in the German Security Documents) and (D) an up-to-date list of all the Transferor’s Inventories (as defined in the German Security Documents).

(e)           Management Letter.  Promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to the Company or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person.

(f)           Other Information.  Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

(g)           Public Information.  Promptly after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 5.1) and other financial information which any Credit Party sends to its public stockholders, and promptly after the same are filed, copies of all financial statements and non-confidential reports which any Credit Party may make to, or file with, the Securities and Exchange Commission or any successor or analogous United States Governmental Authority.

(h)           Permitted Acquisition Report.  Not less than ten (10) Business Days prior to the consummation of any Permitted Acquisition where the total consideration, including, without limitation, assumed Indebtedness, earnout payments and any other deferred payments (the “Total Consideration”) for such Permitted Acquisition is expected to exceed $40,000,000:

(i)           a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment) and of each Target;

(ii)                      financial statements (or, if unavailable, management-prepared financial statements) of the Target for its two (2) most recent fiscal years and two (2) most recent fiscal quarters;

(iii)                      consolidated projected income statements of the Company and its consolidated Subsidiaries (giving effect to such Permitted Acquisition and the consolidation with the Company of each relevant Target) for the three (3)-year period following the consummation of such Permitted Acquisition, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments reasonably acceptable to the Administrative Agent;

(iv)                      a Permitted Acquisition Certificate, executed by a Responsible Officer of the Company (A) setting forth the best good faith estimate of the Total Consideration to be paid for each Target, (B) certifying that (1) such Permitted Acquisition complies with the requirements of this Agreement and (2) after giving effect to such Permitted Acquisition and any borrowings in connection therewith, the Company believes in good faith that it will have sufficient availability under the Aggregate Revolving Commitments to meet its ongoing working capital requirements and (C) demonstrating compliance with clauses (b) and (d) of the definition of the Permitted Acquisition; and

(v)           any due diligence reports (including, but not limited to, reports prepared by a nationally recognized accounting firm, consultants reports and customer surveys) prepared by, or on behalf of, any Credit Party with respect to the Target.

5.3                      Notices.

Give notice to the Administrative Agent (who shall promptly transmit such notice to each Lender) of:

(a)           Defaults.  Promptly (but in any event within two (2) Business Days), after any Credit Party knows thereof, the occurrence of any Default or Event of Default.

(b)           Legal Proceedings.  Promptly, any litigation, or any investigation or proceeding (including, without limitation, any environmental or Governmental Authority proceeding) known to any Credit Party, relating to the Company or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(c)           ERISA.  Promptly, on any Credit Party gaining knowledge of (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, (ii) a failure by any Credit Party or any ERISA Affiliate to make any required contribution to a Single Employer Plan required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto, (iii) the creation of any Lien on the assets of any Credit Party or any ERISA Affiliate in favor of the PBGC (other than a Permitted Lien) or a Plan, or (iv) with respect to any Multiemployer Plan, the assessment of any withdrawal liability against any Credit Party or any ERISA Affiliate, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; and in each case in clauses (i) and (iv) above, such event or condition would reasonably be expected to have a Material Adverse Effect.

(d)           Changes in Corporate Structure.  Within fifteen (15) days after any merger, consolidation, dissolution or other change in corporate structure of any Credit Party or any of its subsidiaries permitted pursuant to the terms hereof, provide notice of such change in corporate structure to the Administrative Agent.

(e)           Other.  Promptly, any other development or event which a Responsible Officer gains knowledge of which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

5.4                      Maintenance of Existence; Compliance with Laws; Contractual Obligations.

(a)           Subject to Section 6.4, each Credit Party will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of itself and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Comply with all Requirements of Law, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws and ERISA-related Requirements of Law, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c)           Fully perform and satisfy all of its obligations under all of its contractual obligations except to the extent that failure to perform and satisfy such obligations would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)           Ensure that each Enterprise Agreement remains in place, is legal, valid and binding in respect of each party thereto and is in full force and effect in each case for so long as both parties to the relevant Enterprise Agreement are Guarantors.

5.5                      Maintenance of Property; Insurance.

(a)           Maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

5.6                      Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation) and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities, and shall make available the officers, employees and independent certified public accountants to discuss the business, operations, properties and financial and other condition of the Credit Parties and their Subsidiaries.

5.7                      Use of Proceeds.

Use the Loans solely for the purposes provided in Section 3.13.

5.8                      Additional Domestic Subsidiary Guarantors and Foreign Guarantors.

(a)           Domestic Subsidiary Guarantors.  The Credit Parties will cause each of their Domestic Subsidiaries, whether newly formed, after acquired or otherwise existing to promptly

(and in any event within thirty (30) days after such Domestic Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Domestic Guarantor hereunder by way of execution of a Domestic Guarantor Joinder Agreement.  In connection therewith, the Company shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Domestic Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interests of any such Person.  In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Domestic Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b), (d) and (e) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

(b)           Foreign Guarantors.  The Credit Parties will cause each of their Material Foreign Subsidiaries, whether newly formed, after acquired or otherwise existing to promptly (and in any event within thirty (30) days after such Material Foreign Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Foreign Guarantor hereunder by way of execution of a Foreign Guarantor Joinder Agreement.  In connection therewith, the Company shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Material Foreign Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interests of any such Person.  In addition, the Company shall cause each Credit Party which becomes a Foreign Borrower to become a “Foreign Guarantor” (to the extent legally permissible and subject to limitations arising under applicable tax laws) hereunder by way of execution of a Foreign Guarantor Joinder Agreement.  In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Foreign Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.1(b), (d) and (e) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

Notwithstanding the foregoing clause (b) immediately above to the contrary, the Company shall not be required to join a Foreign Subsidiary as a Foreign Guarantor pursuant to this Section if such joinder would cause Material adverse tax consequences to the Company or any Credit Party or would be prohibited by applicable law.

5.9                      Financial Covenants.

(a)           Leverage Ratio.  On a consolidated basis, maintain a Leverage Ratio as of the end of each fiscal quarter of the Company of less than or equal to 2.75 to 1.0.

(b)           Fixed Charge Coverage Ratio.  On a consolidated basis, maintain a Fixed Charge Coverage Ratio as of the end of each fiscal quarter of the Company of greater than or equal to 1.25 to 1.0.

5.10                      Payment of Obligations.

File all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefore in accordance with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation) on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.11                      Environmental Laws.

(a)           Comply in all material respects with and take commercially reasonable steps to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take commercially reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect; and

(c)           Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Company or any of its Subsidiaries or their Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor.  The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

5.12                      Pledged Assets.

(a)           Domestic Collateral.

(i)           Pledged Equity Interests. Each Domestic Credit Party will cause 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is owned by a Foreign Subsidiary) and 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any Material adverse tax consequences to any Borrower or any Guarantor) of the voting Equity Interests and 100% of the non-voting Equity Interests of its first-tier Foreign Subsidiaries (other than Checkpoint Systems Japan Co. Ltd. and OATSystems Pvt. Ltd.), in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(ii)                      Intercompany Notes.  The Company (A) will cause each loan or advance on or after the Closing Date by the Company to any Subsidiary to be evidenced by a promissory note, (B) deliver such promissory note to the Administrative agent, together with an appropriate allonge or other endorsement reasonably satisfactory to the Administrative Agent and (C) execute such Security Documents in connection with the pledge of such promissory note as the Administrative Agent may require.

(iii)                      Personal Property.  Each Domestic Credit Party will cause all tangible and intangible personal property of the Domestic Credit Parties now owned or hereafter acquired to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of this Agreement and the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

All Collateral referenced in this clause (a) shall be referred to as the “Domestic Collateral”.

(b)           Foreign Collateral.

(i)           Pledged Equity Interests.  Each Credit Party will cause 100% of the Equity Interests of the Foreign Borrowers, the Foreign Guarantors and the Material Foreign Subsidiaries (other than Checkpoint Labelling Services Hong Kong Limited), in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien to secure the Foreign Obligations pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(ii)                      Intercompany Notes.  Each Foreign Borrower (A) will cause each loan or advance on or after the Closing Date by a Foreign Borrower to a Subsidiary to be evidenced by a promissory note, (B) deliver such promissory note to the Administrative agent, together with an appropriate allonge or other endorsement reasonably satisfactory to the Administrative Agent and (C) execute such Security Documents in connection with the pledge of such promissory note as the Administrative Agent may require.

(iii)                      Personal Property.

(A)                      Each Hong Kong Guarantor and German Guarantor will cause all of its accounts receivable (other than accounts receivable relating to the Permitted Accounts Receivable Purchase Arrangement), inventory, equipment, cash and Cash Equivalents of such Guarantor now owned or hereafter acquired to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(B)                      Each Cayman Guarantor and the Dutch Borrower will cause all of its cash of such Cayman Guarantor or the Dutch Borrower, as applicable, now owned or hereafter acquired to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

All Collateral referenced in this clause (b), together with the Domestic Collateral, shall be referred to as the “Foreign Collateral”.

(c)           Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

(d)           Each Credit Party shall adhere to the covenants set forth in the Security Documents.

5.13                      Landlord Waivers.

In the case of any personal property Collateral located at any premises leased by a Domestic Credit Party, a Hong Kong Guarantor or a German Guarantor with a value in excess of $250,000, the such Credit Parties will provide the Administrative Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent (i) requested by the Administrative Agent and (ii) such Credit Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts (such letters, consents and waivers shall be in form and substance satisfactory to the Administrative Agent).

5.14                      Further Assurances.

(a)           Public/Private Designation.  The Credit Parties will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Credit Parties to the Administrative Agent and Lenders (collectively, “Information Materials”) and will designate Information Materials (i) that are either available to the public or not material with respect to the Credit Parties and their Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (ii) that are not Public Information as “Private Information”.

(b)           Additional Information.  The Credit Parties shall provide such information regarding the operations, business affairs and financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

(c)           Visits and Inspections.  The Credit Parties shall permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at any time without advance notice.  The cost of the inspection referred to in this clause (c) shall be for the account of the Lenders unless an Event of Default has occurred and is continuing, in which case the cost of such inspection shall be for the account of the Company.

(d)           French Security.  Prior to any payment of any amount in respect of the financial securities pledged under the French Security including, without limitation, any dividends, interest or other cash distributions, Checkpoint Holland Holding B.V. will open a special bank account with the cash account holder where all the amounts payable in respect of such financial securities pledged under the French Security will be transferred.

(e)           Further Assurances.  Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

5.15                      Post-Closing Covenant.

(a)           Intellectual Property. Within ninety (90) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received evidence that (i) all chain-of-title issues with respect to the Intellectual Property of the Domestic Credit Parties have been resolved to the satisfaction of the Administrative Agent, (ii) all third party security interests with respect to the Intellectual Property of the Domestic Credit Parties have been released of record with the United States Patent and Trademark Office and the United States Copyright Office to the extent reasonably required by the Administrative Agent; provided that any Indebtedness associated with such security interests shall have been paid in full and terminated on or prior to the Closing Date and (iii) that the patent/trademark/copyright filings requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property have been properly filed.

(b)           OATSystems Pvt. Ltd.  By December 31, 2009 (or such later date as agreed to by the Administrative Agent), (i) OATSystems Pvt. shall have been dissolved and any assets owned by such Subsidiary shall be transferred to a Credit Party or (ii) the Equity Interests of OATSystems Pvt. Ltd. shall have been pledged to the Administrative Agent (on terms and conditions acceptable to the Administrative Agent).

(c)           OAT System UK Ltd. Within thirty (30) days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received the stock certificates and related stock powers of OAT System UK Ltd. required to be pledged pursuant to the Pledge Agreement, in form and substance satisfactory to the Administrative Agent.

(d)           Foreign Collateral Documents.

(i)
Foreign Pledge Agreements and Foreign Security Agreements.  Within thirty (30) days following the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received an executed copy of each Foreign Pledge Agreement and Foreign Security Agreement (including, without limitation, that certain Deed of Pledge Over Participations, by and among Checkpoint Holland Holding B.V., Checkpoint Systems España, S.L., the Administrative Agent and the other Secured Parties) that is not delivered on or before the Closing Date, together with any stock certificates and stock powers related thereto and any notification to third-party debtors required pursuant to the Foreign Pledge Agreements and Foreign Security Documents and such opinions of counsel and other documentation as the Administrative Agent may reasonably require, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(ii)
Depository Bank Notifications/Acknowledgments.  Within thirty (30) days following the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received an executed notification to and, to the extent required by the applicable Foreign Pledge Agreements and Foreign Security Agreements, acknowledgement from, each depository bank located in Puerto Rico, Germany and Hong Kong, in the form and to the extent and as required by the applicable Foreign Pledge Agreement and Foreign Security Agreements.

(iii)                      Spain - Bylaws and Mercantile Registry Registration.  Within seven (7) days following the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received evidence that an application has been made to the relevant Mercantile Registry to register the resolution amending the bylaws of Checkpoint Systems España, S.L. to regulate the exercise of the rights incorporated within the Participations (as defined in the Spanish Deed of Pledge over Participations) by the Pledgees (as defined in the Spanish Deed of Pledge over Participations) upon occurrence of an Enforcement Event (as defined in the Spanish Deed of Pledge over Participations) under the Pledge (as defined in the Spanish Deed of Pledge over Participations), in form and substance satisfactory to the Administrative Agent.

(iv)                      Japan.

(A)                      Registry.  Within ten (10) days following the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received evidence that the pledge of Equity Interests of the Japanese Borrower to the Secured Parties is registered in the Japanese Borrower’s shareholders’ registry.

(B)                      Consent Letters.  Within ten (10) days following the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received duly executed, certified and notarized consent letters from the Company and Checkpoint Systems Japan Co., Ltd. relating to the intercompany loans provided by the Japanese Borrower to the Company and Checkpoint Systems Japan Co., Ltd., respectively.

(v)           Germany.

(A)                      Account Pledge Agreements. The Administrative Agent shall have received evidence that each German Guarantor has undertaken to promptly (unverzüglich) upon, but in no event later than within five (5) Business Days (or such extended period of time as agreed to by the Administrative Agent) following, the execution of the applicable German Security Document (or, in case of any account opened by any German Guarantor after the date of this Agreement, following the opening of such new account), notify (Verpfändungsanzeige) each of the account banks of such pledge.

(B)                      Shareholder’s Resolution.  Within twenty-one (21) days following the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received evidence that Checkpoint Systems Europe GmbH and Checkpoint Systems International GmbH have adopted a shareholder's resolution pursuant to which the articles of association of such Subsidiary are changed to the effect that no transfer or other disposal of its Equity Interests shall require the consent of the shareholders and, without undue delay thereafter, to make, or procure the making of, all necessary filings in connection therewith with the commercial register.

(vi)                      Netherlands.

(A)                      Registrations. Within ten (10) days following the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received evidence that (1) the pledge of Equity

Interests of Checkpoint Systems Benelux B.V. to the Secured Parties is registered in the shareholders’ register of Checkpoint Systems Benelux B.V., (2) the pledge of Equity Interests of Kimball Systems B.V. to the Secured Parties is registered in the shareholders’ register of Kimball Systems B.V. and (3) the pledge of Equity Interests of Checkpoint Holland Holding B.V. to the Secured Parties is registered in the shareholders’ register of Checkpoint Holland Holding B.V.

(B)                      Dutch Borrower Account.  Within ninety (90) days following the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Dutch Borrower shall have pledged all of its accounts to the Administrative Agent, for the benefit of the Secured Parties, and shall have delivered all control agreements, security documents and legal opinions requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent.

SECTION 6
NEGATIVE COVENANTS

The Credit Parties covenant and agree that on the Closing Date, and so long as this Agreement is in effect and until the Commitments have been terminated, no Loans remain outstanding and all amounts owing hereunder or under any other Credit Document or in connection herewith or therewith have been paid in full, the Credit Parties shall not and shall not permit any Subsidiary to:

6.1                      Indebtedness.

At any time, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness represented by the Credit Party Obligations;

(b)           Indebtedness of the Company and its Subsidiaries owing to the Company or its Subsidiaries; provided that (i) the aggregate amount of Indebtedness incurred by any Foreign Credit Party or their subsidiaries owing to any Domestic Credit Party or their Domestic Subsidiaries net of any repayments of such Indebtedness shall not exceed (when taken together with all Additional Permitted Intercompany Transfers) the Intercompany Asset Sale and Investment Basket and (ii) to the extent such Indebtedness is owing to the Company, the Dutch Borrower or the Japanese Borrower, such Indebtedness is evidenced by a promissory note that is pledged to the Administrative Agent pursuant to the terms of Section 5.12;

(c)           Indebtedness existing as of the Closing Date and set forth on Schedule 3.1;

(d)           Indebtedness of the Company and its Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset, in an aggregate principal amount not to exceed $25,000,000 at any time; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(e)           Indebtedness of a Person existing at the time such Person becomes a Subsidiary of a Credit Party in a transaction permitted hereunder in an aggregate principal amount not to exceed $250,000 for all such Persons; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of a Credit Party;

(f)           Indebtedness and obligations owing under Secured Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

(g)           (i) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section, (ii) Guarantee Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of obligations of any wholly-owned Subsidiary with respect to:  (A) real estate lease payments and (B) payments to vendors for products for resale; provided that the amount of such payments guaranteed shall not exceed $15,000,000 in the aggregate at any time outstanding, and (iii) Guarantee Obligations incurred in the ordinary course of business by the Company of obligations of any wholly-owned Foreign Subsidiary with respect to payments to third parties incurred in connection with establishing, maintaining and operating an international cash pooling system among the Company’s wholly-owned Foreign Subsidiaries to meet requirements of intraday and overdraft limits and concentration of cash balances to facilitate cash management among such Foreign Subsidiaries; provided that the aggregate amount of such payments guaranteed shall not exceed $20,000,000 in the aggregate at any time outstanding; and

(h)           other Indebtedness (not otherwise addressed by the limitations set forth in subsections (a)-(g)) of the Company and its Subsidiaries in an aggregate amount not to exceed $35,000,000.

6.2                      Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.  Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Secured Parties with respect to the Credit Party Obligations or the Foreign Obligations, as applicable, to the extent such Lien has not already been granted to the Administrative Agent.

6.3                      Nature of Business.

Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the Closing Date or that are reasonably related thereto.

6.4                      Mergers and Sale of Assets.

(a)           Dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time; provided that the following, without duplication, shall be expressly permitted:

(i)           the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business;

(ii)                      the conversion of cash into Cash Equivalents and Cash Equivalents into cash;

(iii)                      (A) the disposition of property or assets as a direct result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, so long as the net proceeds therefrom are used to replace such machinery, parts and equipment or to purchase or otherwise acquire new assets or property within 180 days of receipt of the net proceeds;

(iv)                      the sale, lease or transfer of property or assets (A) from Credit Parties and/or their direct or indirect subsidiaries to Domestic Credit Parties, (B) from Foreign Subsidiaries that are not Credit Parties to Credit Parties and/or their subsidiaries, (C) from Foreign Credit Parties (other than from any Hong Kong Guarantor, any German Guarantor or any Cayman Guarantor) to other Foreign Credit Parties, (D) from Domestic Subsidiaries that are not Credit Parties to Domestic Subsidiaries that are not Credit Parties, (E) from any Hong Kong Guarantor to any Hong Kong Guarantor, (F) from any German Guarantor to any German Guarantor, (G) from any Cayman Guarantor to any Cayman Guarantor and (H) from the Dutch Borrower to other Foreign Credit Parties to the extent such transfer is made pursuant to an Investment permitted under Section 6.5(a) and evidenced by a promissory note that is pledged to the Administrative Agent pursuant to the terms of Section 5.12;

(v)           the sale or transfer, by Checkpoint Systems, Inc., of the equity interests in Checkpoint do Brasil Ltda, Checkpoint Systems, S.A., Checkpoint Systems (Aust/NZ) Pty Ltd. and/or Checkpoint de Mexico, S.A. de C.V. to CP International Systems C.V.;

(vi)                      the sale, lease or transfer of Intellectual Property of OATSystems, Inc. to Checkpoint Caribbean Ltd. in the ordinary course of business;

(vii)                      intercompany transfers not otherwise permitted pursuant to this Section 6.4(a) (“Additional Permitted Intercompany Transfers”) so long as the fair market value of such transfers made pursuant to this clause (vii) (taken together with all Additional Permitted Intercompany Loans) shall not exceed the Intercompany Asset Sale and Investment Basket;

(viii)                      the sale, lease or transfer of other property or assets; provided that (A) the fair market value of such property or assets shall not exceed ten percent (10%) of Consolidated Tangible Assets (determined at the time of such sale, lease or transfer based on the immediately preceding four consecutive fiscal quarters of the Company) in the aggregate in any fiscal year and (B) any sale, lease or transfer of any division, line of business or other asset or property (excluding receivables that are transferred pursuant to a factoring arrangement) that has readily attributable Consolidated EBITDA shall not account for more than 10% of Consolidated EBITDA for the immediately preceding four (4) consecutive fiscal quarters of the Company;

(ix)                      the dissolution of OATSystems Pvt. Ltd.; provided that any assets owned by such Subsidiary shall be transferred to a Credit Party;

(x)           purchases or sales of shares of money market mutual or similar funds in the ordinary course of business relating to the German Retirement Deposit Account and the German Retirement Securities Deposit Account;

provided, that, in the case of clauses (i), (ii), (iii) and (viii) above, at least 75% of the consideration received therefor by the Company or any such Subsidiary is in the form of cash or Cash Equivalents; provided, further, that, notwithstanding the foregoing, up to $10,000,000 of the aggregate consideration received therefor in any fiscal year in connection with all such sales, leases or transfers of property or assets may be in the form of non-cash assets; or

(b)           (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for (A) investments or acquisitions permitted pursuant to Section 6.5, and (B) (x) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity and (y) the merger or consolidation of a Credit Party with and into a Domestic Credit Party; provided that if a Borrower is a party thereto, such Borrower will be the surviving corporation and (z) the merger or consolidation of a Foreign Credit Party with and into a Foreign Credit Party; provided that if a Borrower is a party thereto, such Borrower will be the surviving corporation and (C) the merger or consolidation of a Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party.

6.5                      Advances, Investments and Loans.

At any time make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or Securities of, or any other interest in, or make any capital contribution to (collectively, “Investments”), any Person, except that (each of the following, collectively, “Permitted Investments”):

(a)           the Company and its Subsidiaries may  make intercompany loans and investments; provided that, any intercompany loans (net of any repayment of such intercompany loans) and investments from Domestic Credit Parties or their Domestic Subsidiaries to Foreign Credit Parties or their subsidiaries (any such intercompany loans or investments, “Additional Permitted Intercompany Loans”) shall not exceed (when taken together with all Additional Permitted Intercompany Transfers) the Intercompany Asset Sale and Investment Basket;

(b)           the Company and any Subsidiary may make Permitted Acquisitions;

(c)           the Company and its Subsidiaries may own, purchase or acquire cash and Cash Equivalents;

(d)           the Company and its Subsidiaries may make loans and advances to employees (other than any officer or director) of the Company or its Subsidiaries in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(e)           Investments existing as of the Closing Date and set forth on Schedule 6.5;

(f)           Investments by the Company in Checkpoint de Mexico, S.A. de C.V., Checkpoint Systems, S.A. and/or Checkpoint do Brasil Ltda. in an aggregate amount not to exceed the corresponding intercompany Indebtedness amount set forth on Schedule 6.5; and

(g)           the Company and its Subsidiaries may make or permit to remain outstanding any Investment in any other Person, which is not otherwise included in the foregoing clauses (a) through (e), inclusive; provided that the aggregate of such Investments shall not, at any time, exceed $25,000,000; provided further to the extent such Investment is an acquisition of the assets or a majority of the Voting Stock or economic interests of a Person or any division, line of business or other business unit of a Person, such acquisition shall meet the requirements set forth in the definition of Permitted Acquisition in Section 1.1.

Investments shall be valued at cost, less any return of capital thereon.

6.6                      Transactions with Affiliates.

Enter into directly or indirectly any Material transaction or Material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another

Subsidiary), except (a) pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate and (b) to the extent such transaction is not otherwise prohibited under this Agreement.

6.7                      Fiscal Year; Organizational Documents; Material Contracts.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.  No Credit Party shall (a) (i) except as permitted under Section 6.4, alter its legal existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization, without providing thirty (30) days prior written notice to the Administrative Agent and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, or (iii) change its registered legal name, without providing thirty (30) days prior written notice to the Administrative Agent and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, (b) amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of its Material Contracts in any respect materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (c) have more than one state of incorporation, organization or formation or (d) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

6.8                      Limitation on Restricted Actions.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to the Company on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to the Company, (c) make loans or advances to the Company, (d) sell, lease or transfer any of its properties or assets to the Company, or (e) act as a guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable law or (iii) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

6.9                      Restricted Payments.

Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Equity Interests of such Person, (b) any Subsidiary may make dividends or other distributions payable to the Company (directly or indirectly through Subsidiaries), (c) any Foreign Subsidiary may make dividends or other distributions payable to the Company, the Dutch Borrower, Checkpoint Systems Europe GmbH or Checkpoint Systems Holding GmbH (directly or indirectly through Subsidiaries), (d) each of Checkpoint Systems Europe GmbH and/or Checkpoint Systems Holding GmbH may make compensatory payments to their respective Subsidiaries if and to the extent required under any domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Ergebnisabfuhrungsvertrag) with such Subsidiary and (e) the Company may make other Restricted Payments so long as, after giving effect thereto (i) on a Pro Forma Basis, no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties certify to the Administrative Agent and the Lenders that the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 5.9, (iii) immediately after the making of such Restricted Payment (A) the Credit Parties shall have at least $50,000,000 (or the Foreign Currency Equivalent thereof) of cash on deposit in readily available funds (without causing any adverse tax consequences) and/or the ability to borrow under this Agreement without causing a violation of any covenant and (B) the Borrowers (in the aggregate) shall have the ability (but shall not be required) to borrow at least $20,000,000 (or the Foreign Currency Equivalent thereof) under this Agreement without causing a Default or Event of Default and (iv) after giving effect to such Restricted Payment, the Leverage Ratio shall be less than 2.00 to 1.0 on a Pro Forma Basis.

6.10                      Sale Leasebacks.

Directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which the Company has sold or transferred or is to sell or transfer or (b) which the Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by the Company in connection with such lease.  Notwithstanding the foregoing provisions of this Section, the Company may become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, owned and sold or transferred by it as described in the preceding sentence provided that the aggregate current market value of all property so sold or transferred (in each case determined at the time of such sale or transfer) shall not at any time exceed $25,000,000.

6.11                      No Further Negative Pledges.

Enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Credit

Documents and (b) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

6.12                      Ownership of Subsidiaries; Restrictions.

The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries and Material Foreign Subsidiaries that are joined as Additional Credit Parties as required by the terms hereof.  The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Equity Interest or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interest or other equity interests, except in a transaction permitted by Section 6.4.

6.13                      Account Control Agreements; Additional Bank Accounts.

Set forth on Schedule 3.25(e) is a complete and accurate list of all checking, savings or other accounts (including securities accounts) of the Domestic Credit Parties, the Hong Kong Guarantors, the German Guarantors, the Cayman Guarantors and the Company at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person as of the Closing Date or as updated in accordance with Section 5.2(c).  Each of the Domestic Credit Parties, the Hong Kong Guarantors, the German Guarantors, the Cayman Guarantors and, subject to Section 5.15(d)(vi)(B), the Dutch Borrower, will not open, maintain or otherwise have any checking, savings or other accounts (including securities accounts) at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than (a) deposit accounts that are subject to a Deposit Account Control Agreement or other security agreement satisfactory to the Administrative Agent, (b) securities accounts that are subject to a Securities Account Control Agreement or other security agreement satisfactory to the Administrative Agent, (c) other deposit accounts established solely as payroll and other zero balance accounts, (d) the German Retirement Deposit Accounts and the German Retirement Securities Deposit Account and (e) deposit accounts, so long as at any time the balance in any such account does not exceed $250,000 and the aggregate balance in all such accounts does not exceed $1,000,000.

SECTION 7
EVENTS OF DEFAULT

7.1                      Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)           Payment. The Borrowers shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or the Company shall fail to reimburse the Issuing Lender for any L/C Obligations when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or any Fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days (or any Domestic Guarantor or Foreign Guarantor shall fail to pay on the Guaranty) in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder within the aforesaid period of time); or

(b)           Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)           Covenant Default.

(i)            Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Sections 5.3(a), 5.4, 5.7, 5.9 or 5.15 or in Section 6; or

(ii)                       any Credit Party shall fail to perform, comply with or observe any covenant or agreement contained in Section 5.1 and such failure shall continue unremedied for a period of five Business Days; or

(iii)                       any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a), 7.1(b), 7.1(c)(i) or 7.1(c)(ii) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of the date on which such Credit Party shall have obtained knowledge of its occurrence, by notice from the Agent or any Lender, or otherwise; or

(d)           Indebtedness Cross-Default. Any Credit Party or any Material Subsidiary shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranties hereunder) in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, Reimbursement Obligations and the Guaranties hereunder)  in a principal amount outstanding of at least $5,000,000 in the aggregate for the Credit Parties or their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (iii) any Credit Party or any of its Subsidiaries shall breach or default any payment obligation under any Secured Hedging Agreement; or

(e)           Bankruptcy Default.  (i) Any Credit Party or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Credit Party or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) any Credit Party or any Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)           Judgment Default.  (i) One or more judgments or decrees shall be entered against any Credit Party or any Material Subsidiary involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof or (ii) any injunction temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or

(g)           ERISA Default.  The occurrence of any of the following (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to contribute when due the minimum required contribution (as defined in Section 430(a) of the Code) to any Single Employer Plan maintained by any Credit Party or any ERISA Affiliate or (iii) any Lien in favor of the PBGC or a Single Employer Plan (other than a Permitted Lien) shall arise on the assets of any Credit Party or any ERISA Affiliate, (iv) a Reportable Event shall occur with respect to, or proceedings under Title IV of ERISA shall commence to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (v) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (vi) any Credit Party or any ERISA Affiliate shall incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h)           Change of Control. There shall occur a Change of Control; or

(i)           Invalidity of Guaranty.   At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(j)           Invalidity of Credit Documents.  Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien on a material portion of the Collateral; or

(k)           Subordinated Indebtedness.  Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Indebtedness or the subordination provisions contained therein shall cease to be in full force and effect or shall cease to give the Lenders the rights, powers and privileges purported to be created thereby; or

(l)           Uninsured Loss.  Any uninsured damage to or loss, theft or destruction of any assets constituting Collateral of the Credit Parties or any of their Subsidiaries shall occur that is in excess of $5,000,000.

Once a Default occurs under the Credit Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Credit Documents or is otherwise expressly waived by Administrative Agent (with the approval of requisite Lenders (in their sole and absolute discretion) as determined in accordance with Section 10.1); and once an Event of Default occurs under the Credit Documents, then such Event of Default will continue to exist until it is expressly waived by Administrative Agent with the approval of the requisite Lenders, as required hereunder (in their sole and absolute discretion) in Section 9.1.

7.2                      Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts owing under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken:  (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrowers to pay to the Administrative Agent cash collateral as security for the L/C Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

SECTION 8
AGENCY PROVISIONS

8.1                      Appointment and Authority.

(a)           Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including without limitation those under Article 2328-1 of the French Code civil.  The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and no Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b)           Each of the Lenders appoints the Administrative Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Security Documents, including, for the avoidance of doubt, any changes, amendments or restatements of the Security Documents.  Each Lender hereby relieves the Administrative Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Lender.  A Lender which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Administrative Agent accordingly.

8.2                      Nature of Duties.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the Issuing Lender hereunder.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.3                      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

 Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4                      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5                      Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

8.6                      Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

8.7                      Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Ratable Shares in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

8.8                      Administrative Agent in Its Individual Capacity.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.9                      Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, or an Affiliate of any such bank.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.  Each Credit Party, at its own cost, must take any action and enter into and deliver any document which is required by the new Administrative Agent to ensure that each Security Documents provides for effective and perfected security interests in favor of such new Administrative Agent.

8.10                      Collateral and Guaranty Matters.

(a)           The Lenders irrevocably authorize and direct the Administrative Agent:

(i)           to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the

 Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is transferred or to be transferred as part of, or in connection with, any sale or other disposition permitted under Section 6.4, (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders or (D) if otherwise required or permitted under any Credit Document;

(ii)                       to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2; and

(iii)                       to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b)           In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrowers’ expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

8.11                      Secured Hedging Agreements.

No Hedging Agreement Provider that obtains the benefits of Sections 2.11 and 7.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Credit Party Obligations arising under Secured Hedging Agreements unless the Administrative Agent has received written notice of such Credit Party Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedging Agreement Provider.

SECTION 9
GUARANTY

9.1                      The Guaranty.

(a)           Each of the Domestic Guarantors hereby jointly and severally guarantees to each Secured Party, as primary obligor and not as surety, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Domestic Guarantors hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)           Each of the Foreign Guarantors hereby jointly and severally guarantees to each Secured Party, as primary obligor and not as surety, the prompt payment of the Foreign Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  Each of the Foreign Guarantors hereby further agrees that if any of such obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Foreign Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.  Notwithstanding the foregoing, a Foreign Guarantor shall not be required to guarantee any Foreign Obligation if, in the good faith judgment of the Company, doing so would give rise to an adverse tax consequence under Section 956 of the Code.

(c)           Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Guarantor (in its capacity as such) under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.

9.2                      Obligations Unconditional.

(a)           The obligations of the Domestic Guarantors under Section 9.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each of the Domestic Guarantors agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Section until such time as the Credit Party Obligations have been irrevocably paid in full and the commitments relating thereto have expired or terminated.

(b)           The obligations of the Foreign Guarantors under Section 9.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Foreign Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the obligations of the Foreign Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each of the Foreign Guarantors agrees that such Foreign Guarantor shall have no right of subrogation (or shall not exercise any right of subrogation to which it may be entitled), indemnity, reimbursement or contribution (or shall not exercise any right of indemnity or contribution to which it may be entitled) against the Foreign Borrowers or any other Foreign Guarantor for amounts paid under this Section until such time as the Foreign Obligations have been irrevocably paid in full and the commitments relating thereto have expired or terminated.

(c)           No Guarantor (i) will claim, rank, prove or vote as a creditor of any Credit Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf) or (ii) except as expressly permitted under this Agreement, receive, claim or have the benefit of any payment, distribution or security from or on account of any Credit Party, or exercise any right of set-off against any Credit Party; provided, that, any payment, distribution, receivable or claim permitted under this Agreement between any two German Guarantors may, in particular within the context of the cash pooling system operated by the German Guarantors and/ or with regard to any Enterprise Agreement, be set-off, netted or entered into a current account as between such German Guarantors.

(d)           Without limiting the generality of the foregoing subsections (a) and (b), it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i)           at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                      the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iii)                      any Lien granted to, or in favor of, any Administrative Agent or any holder of the Credit Party Obligations as security for any of the Credit Party Obligations shall fail to attach or be perfected; or

(iv)                      any of the Credit Party Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

(e)           With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers, consents and supplements to the Credit Documents, or the compromise, release or exchange of Collateral or security, and all other notices whatsoever, and any requirement that any Administrative Agent or any holder of the Credit Party Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Credit Party Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

9.3                      Reinstatement.

Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers, by reason of any Borrowers’ bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Credit Party Obligations.  In addition:

(a)           The obligations of each Domestic Guarantor under this Section shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Domestic Guarantor agrees that it will indemnify each Administrative Agent and each holder of the Credit Party Obligations on demand for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by any Administrative Agent or such holder of the Credit Party Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

(b)           The obligations of each Foreign Guarantor under this Section shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Foreign Obligations is rescinded or must be otherwise restored by any holder of any of the Foreign Obligations, whether as a result of any Debtor Relief Law or otherwise, and each of the Foreign Guarantors agrees that it will indemnify each Administrative Agent and each holder of the Foreign Obligations on demand for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by any Administrative Agent or such holder of the Credit Party Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law or otherwise.

9.4                      Certain Waivers.

Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or Collateral interests, and without the necessity at any time of having to take recourse against the Borrowers hereunder or against any Collateral securing the Credit Party Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrowers or any other Person (including any other Guarantor) or pursuit of any other remedy or enforcement any other right, (c) it will not assert any defenses (i) with respect to any change in the corporate existence or structure of any Borrower, (ii) with respect to any Law of any jurisdiction or any event affecting any term of the obligations of each Guarantor under this Section or (iii) as a result or related to any other circumstance that might constitute a defense of any Borrower or any Guarantor, (d) it will not assert any claims or set-off rights that such Guarantor may have, (e) nothing contained herein shall prevent or limit action being taken against the Borrowers hereunder, under the other Credit Documents or the other documents and agreements relating to the Credit Party Obligations or from foreclosing on any security or Collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Credit Party Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances and (f)  it will not seek, and hereby waives any right, to have the Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Collateral.  Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Credit Party Obligations, except through the exercise of rights of subrogation pursuant to Section 9.2 and through the exercise of rights of contribution pursuant to Section 9.6.

9.5                      Remedies.

(a)             The Domestic Guarantors agree that, to the fullest extent permitted by Law, as between the Domestic Guarantors, on the one hand, and holders of the Credit Party Obligations, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 7.2 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 7.2) for purposes of Section 9.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 9.1.

(b)             Each of the Foreign Guarantors agrees that, to the fullest extent permitted by Law, as between the Foreign Guarantors, on the one hand, and the holders of the Foreign Obligations, on the other hand, the Foreign Obligations may be declared to be forthwith due and payable as provided in Section 7.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.2) for purposes of Section 9.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Foreign Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Foreign Obligations being deemed to have become automatically due and payable), the Foreign Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Foreign Guarantors for purposes of Section 9.1.

9.6                      Rights of Contribution.

(a)           The Domestic Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Domestic Guarantor shall have a right of contribution from each other Domestic Guarantor in accordance with applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the Credit Party Obligations until such time as the Credit Party Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Domestic Guarantors shall exercise any such contribution rights until the Credit Party Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

(b)           The Foreign Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each of the Foreign Guarantors shall have a right of contribution from each other Guarantor in accordance with applicable Law.  Such contribution rights shall be subordinate and subject in right of payment to the Credit Party Obligations until such time as the Credit Party Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Foreign Guarantors shall exercise any such contribution rights until the Credit Party Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

9.7                      Guaranty of Payment; Continuing Guarantee.

(a)           The guarantee given by the Domestic Guarantors in this Section is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

(b)           The guarantee given by the Foreign Guarantors in this Section is a guaranty of payment (and not (i) a guaranty of collection or (ii) a surety (borgtocht)), and is a continuing guarantee, and shall apply to all Foreign Obligations whenever arising.

9.8                      Foreign Guaranty Matters.

(a)           Spain.

(i)           The Guarantee under this Section does not apply to any Guarantor organized under the laws of Spain (a “Spanish Guarantor”) in respect of any liability to the extent that it would result in such Guarantee constituting unlawful financial assistance within the meaning of Section 40.5 of the Limited Liability Company Law (Ley de Sociedades de Responsabilidad Privada).

(ii)                      Further as it relates to the waivers in Section 9.4, each Spanish Guarantor expressly waives any right of exclusion, order or division (beneficios de excusión, orden y división) under Section 1830 et seq of the Spanish Civil Code.

(b)           France.

(i)           In respect of the obligations under this Section of any Foreign Guarantor incorporated in France (a “French Guarantor”), the obligations of such French Guarantor in its capacity as Foreign Guarantor:

(A)                      shall not include any obligation which if incurred would constitute: (1) a misuse of corporate assets as defined under article L.242-6 of the French Code de Commerce; or (2) the provision of financial assistance as defined by article L.225-216 of the French Code de Commerce for the subscription, or the acquisition or the refinancing of the acquisition of shares of such French Guarantor or of any parent company of such French Guarantor; and

(B)                      shall be limited, at any time, to a guarantee of:  (1) the payment obligations of such French Guarantor’s Subsidiaries (whether as a Borrower or as a Guarantor) under the Credit Documents and (2) the payment obligations of any other Foreign Credit Party under the Credit Documents where such Foreign Credit Party is not a Subsidiary of such French Guarantor, up to an aggregate amount equal to the amounts drawn by such Foreign Credit Party under the Credit Documents and on-lent by such Foreign Credit Party (whether directly or indirectly) through intra group loans or advances, funded or refinanced, to such French Guarantor or to any of such French Guarantor’s Subsidiaries in each case which remains outstanding at the time payment is made by such French Guarantor under this Section 9. Any amount paid by the French Guarantor under this Section 9 which falls within this paragraph (2) will reduce the outstanding amount of the relevant intra group loan or advance as the case may be pro rata.

(c)           Germany.

(i)           In the case of any Guarantor incorporated in Germany irrespective of whether the relevant Guarantor is at the time of enforcement incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung) (a “German GmbH Guarantor”) or a limited partnership (Kommanditgesellschaft) of which the general partner (Komplementär) is a limited liability company (a “German GmbH & Co. KG Guarantor”) (a German GmbH Guarantor or a German GmbH & Co. KG Guarantor each hereinafter referred to as a “German Guarantor”), the enforcement of the Guaranty against such German Guarantor shall be limited if and to the extent the Guaranty under this Agreement secures obligations of a shareholder of a German Guarantor and/or any of its Affiliated Companies, in each case other than any direct or indirect Subsidiary of the German Guarantor, and if and to the extent the enforcement of the Guaranty would cause:

(A)                      the German GmbH Guarantor’s, or in the case of the German GmbH & Co. KG Guarantor its general partner’s, assets (the calculation of which shall take into account the captions reflected in Sec. 266 (2) A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the German GmbH Guarantor’s, or in case of a German GmbH & Co. KG Guarantor its general partner’s, liabilities, provisions and liability reserves (the calculation of which shall take into account the captions reflected in Sec. 266 (3) B, C and D of the German Commercial Code) (the “Net Assets”) to be less than the registered share capital (Stammkapital) of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor of the registered share capital of its general partner (Begründung einer Unterbilanz); or

(B)                      an increase of a shortfall, if the Net Assets of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor, of its general partner, already fall short of the amount of the registered share capital (Vertiefung einer Unterbilanz).

(ii)                      For the purposes of the calculation of the Net Assets in clause (A) above the following items shall be adjusted as follows:  (A) the amount of an increase in the registered share capital of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor of its general partner, (I) that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) without the prior written consent of the Administrative Agent after the date of this Agreement or (II) any amount of an increase in the registered share capital that has not been fully paid, shall be deducted from the registered share capital and (B) any loans and other contractual liabilities incurred in violation of a any Credit Document after the date of this Agreement shall be disregarded as liabilities.

(iii)                      In addition, any German Guarantor and in the case of a German GmbH &Co. KG Guarantor, also its general partner, shall realize, to the extent legally permitted and commercially justifiable with regard to costs and efforts involved, in a situation where after enforcement of the Guaranty the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor its general partner, would not have Net Assets in excess of its respective registered share capital, any and all of its assets that are shown in the respective balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset if such asset is not necessary for the relevant German Guarantor’s business (betriebsnotwendig).

(iv)                      The limitations set out in this Section 9.8(c) shall not apply to a Guaranty granted by the relevant German Guarantor in relation to any amounts borrowed under any Credit Document to the extent the proceeds of such borrowing are on-lent to it or any of its Subsidiaries from time to time and have not been repaid.

(v)           The limitations on the enforcement of a Guaranty provided for in this Section 9.8(c) shall not apply in respect of performances (Leistungen) by the relevant German Guarantor if (a) (I) a profit and loss sharing agreement (Gewinnabführungsvertrag) or a domination agreement (Beherrschungsvertrag) is in place (Section 30 (1) second sentence, 1st alternative German Act on Limited Liabilities Companies), (II) such performances are covered by a valuable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against the German Guarantor’s shareholder or, in the case of a German GmbH & Co. KG Guarantor, its general partner’s shareholder (Section 30 (1) second sentence, 2nd alternative German Act on Limited Liabilities Companies), or (b) the relevant German Guarantor’s payment discharges a shareholder loan or a claim of similar effect (Section 30 (1) third sentence German Act on Limited Liabilities Companies).

(vi)                      For the avoidance of doubt, any balance sheet to be prepared for the determination of the Net Assets shall be prepared in accordance with relevant accounting principles.

(vii)                      Nothing in this Agreement shall be interpreted as a restriction or limitation of the enforcement of this Guaranty if and to the extent the Guaranty secures own obligations of the relevant German Guarantor or obligations of any of its direct or indirect Subsidiaries including in each case their legal successors.

(viii)                      Notwithstanding any other provision in this Section 9.8(c), the limitation set out in Section 9.8(c)(i) shall not apply if and to the extent an enforcement of the Guaranty provided by a German Guarantor would not constitute a breach of the rules set out in sections 30 et seq. of the German Act on Limited Liabilities Companies (GmbHG), each as applicable, amended or re-enacted into any other provision of German law from time to time.

(ix)                      The limitations of the enforcement of the Guaranty of a German Guarantor set out in this Subsection shall apply mutatis mutandis to any claim made against a German Guarantor under Sections 2.21 (Parallel Debt)  and 2.16 (Indemnities).

(x)           Notwithstanding any other provision of this Agreement to the contrary, in the event the enforcement of the Guaranty hereunder against a German Guarantor would (A) result in such German Guarantor ceasing to be able to pay its debts as they fall due (Zahlungsunfähigkeit) and (B) cause any managing director of such German Guarantor to be personally liable for any payment made under such Guaranty, in each case within the meaning of Section 64, sentence 3, of the German Limited Liabilities Act, the  aggregate obligations of  such German Guarantor, when considered together with  the obligations (without duplication) of all German Guarantors under  the German Security Documents, shall not exceed $50,000,000 (or the Foreign Currency Equivalent thereof).

(d)           Hong Kong.  The Guaranty under this Section does not apply to any Foreign Guarantor incorporated under the laws of Hong Kong in respect of any liability to the extent it would result in such Guaranty constituting unlawful financial assistance within the meaning of Section 47A of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong).

SECTION 10
MISCELLANEOUS

10.1                      Amendments and Waivers.

Neither this Agreement, nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may any Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Company written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i)           reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon or any L/C Obligation, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of Default Interest which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; or

(ii)                      amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii)                      without the consent of each Revolving Lender, amend the definition of “Optional Currency”; or

(iv)                      amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent; or

(v)           release all or substantially all of the Guarantors from their respective obligations under the Guaranty, without the written consent of all the Lenders; provided that the Administrative Agent may release any Guarantor permitted to be released pursuant to the terms of this Agreement as of the Closing Date; or

(vi)                      release all or substantially all of the Collateral without the written consent of all of the Lenders; provided that the Administrative Agent may release any Collateral permitted to be released pursuant to the terms of this Agreement and the Security Documents as of the Closing Date; or

(vii)                      amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of the Required Lenders or of all Lenders as appropriate; or

(viii)                      amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(ix)                      amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent; or

(x)           amend, modify or waive the order in which Credit Party Obligations are paid  or in a manner that would alter the pro rata sharing of payments by and among the Lenders without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby;

provided, further, that no amendment, waiver or consent affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document shall in any event be effective, unless in writing and signed by the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action.

Any such waiver, any such amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the other Credit Parties, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Company, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default permanently waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Company shall not be required for any amendment, modification or waiver of the provisions of Section 8 (other than the provisions of Section 8.9); provided, however, that the Administrative Agent will provide written notice to the Company of any such amendment, modification or waiver.  In addition, the Company and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Company, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided further, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Company and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (A) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (B) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (C) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

The Company shall be permitted to replace with a replacement financial institution acceptable to the Administrative Agent any Lender (other than Wachovia Bank, National Association) that fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders, the approval of all of the Lenders affected thereby or the approval of a class of Lenders, in each case in accordance with the terms of this Section, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (1) such replacement does not conflict with any Requirement of Law, (2) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (3) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (4) the Company shall be liable to such replaced Lender under Section 2.16 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (5) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (6) until such time as such replacement shall be consummated, the Company shall pay to the replaced Lender all additional amounts (if any) required pursuant to Section 2.14, 2.16 or 2.17(a), as the case may be, (7) the Company provides at least three (3) Business Days’ prior notice to such replaced Lender, and (8) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.  In the event any replaced Lender fails to execute the agreements required under Section 10.6 in connection with an assignment pursuant to this Section, the Company may, upon two (2) Business Days’ prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender.  A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such replacement cease to apply.

10.2                      Notices.

(a)           All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or other electronic communications as provided below), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) when transmitted via telecopy (or other facsimile device) to the number set out herein, (iii) the day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case addressed as follows in the case of the Company, the other Credit Parties and the Administrative Agent, and as set forth in such Lender’s Administrative Questionnaire, in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

if to the Company:

Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, New Jersey 08086
Attn:  Mr. Raymond Andrews, Chief Financial Officer
Telecopier:                                (856) 848-2042
Telephone:                                (856) 384-2448

with a copy to:

Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, New Jersey 08086
Attn:  Ms. Regina Hurff
Telecopier:                                (856) 848-2042
Telephone:                                (856) 384-3146

and a copy to:

Stradley, Ronon, Stevens & Young, LLP
Woodland Falls Corporate Park
200 Lake Drive East, Suite 100
Cherry Hill, New Jersey 08002
Attn:  Michael P. Bonner, Esquire
Telecopier:                                (856) 321-2415
Telephone:                                (856) 321-2405

if to the Administrative Agent:

Wachovia Bank, National Association
1525 W.T. Harris Blvd.
Mail Code: NC-0680
Charlotte, North Carolina 28262
Attn: Syndication Agency Services
Telecopier:	(704) 590-3481
Telephone:	(704) 590-2765
with a copy to:

Wachovia Bank, National Association
171 17th Street, NW GA-4523
Atlanta, Georgia 30363
Attn: Kay Reedy
Telecopier:	(404) 214-7296
Telephone:	(404) 214-3515

(b)           Notices and other communications to the Lenders or the Administrative Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.3                      No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Credit Party Obligations have been paid in full.

10.5                      Payment of Expenses and Taxes; Indemnity.

(a)           Costs and Expenses.  The Credit Parties shall pay or reimburse (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Credit Parties.  The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           Reimbursement by Lenders.  To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Credit Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent resulting from such Indemnitee’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(e)           Payments.  All amounts due under this Section shall be payable promptly/not later than five (5) days after demand therefor.

(f)           Survival.  The agreements contained in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Credit Party Obligations.

10.6                      Successors and Assigns; Participations; Purchasing Lenders.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)                      in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                      in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of any portion of the Revolving Facility (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                       Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)                       Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                      the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a

 Lender, an Affiliate of a Lender or an Approved Fund or (z) the primary syndication of the Loans has not been completed as determined by Wachovia;

(B)                      the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of, if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)                      the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

(iv)                       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to a Credit Party.  No such assignment shall be made to any Credit Party or any Credit Party’s Affiliates or Subsidiaries.

(vi)                       No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in Charlotte, North Carolina a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the

 Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders, Issuing Lender and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that affects such Participant.  Subject to paragraph (e) of this Section, each of the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.16 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17 as though it were a Lender.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Foreign Collateral Matters with Respect to Assignments.

(i)           France.  Any assignment of rights will only be effective with respect to any French Guarantor, if at the cost of the assignee, such French Guarantor is notified of such assignment by a bailiff (huissier) in accordance with Article 1690 of the French Code civil.

(ii)                      Japan.  An assignee will only be secured by the Japanese Collateral to the extent such assignee and such assignor enter into the Security Transfer Notice set forth as Annex 2 on the Assignment and Assumption.

10.7                      Adjustments; Set-off.

(a)           If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Company or any other Credit Party against any and all of the obligations of the Company or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or the Issuing Lender, irrespective of whether or not such Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Company or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have.  Each Lender and the Issuing Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A)                      if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)                      the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the Swingline Lender to outstanding Swingline Loans and (2) any amounts received by the Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder.

(c)           Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

10.8                      Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

10.9                      Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.1, this Agreement shall become effective when (i) it shall have been executed by the Borrowers, the Guarantors, the Lenders and the Administrative Agent and the Administrative Agent shall have received copies hereof and thereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrowers, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.10                      Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11                      Integration.

This Credit Agreement and the other Credit Documents represent the agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Credit Party or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

10.12                      GOVERNING LAW.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN THE FOREIGN PLEDGE AGREEMENTS AND FOREIGN SECURITY AGREEMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN THE FOREIGN PLEDGE AGREEMENTS AND FOREIGN SECURITY AGREEMENTS) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.13                      Consent to Jurisdiction and Service of Process.

(a)           Consent to Jurisdiction.  Each of the Borrowers and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York sitting State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Company or any other Credit Party or its properties in the courts of any jurisdiction.

(b)           Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(c)           Venue.  The Company and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.14                      Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below) and not disclose Information without the prior written consent of the Company, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, attorneys and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or Secured Hedging Agreement or any action or proceeding relating to this Agreement, any other Credit Document or Secured Hedging Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Company or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the

 Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.15                      Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

10.16                      Acknowledgments.

The Company and the other Credit Parties each hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company or any other Credit Party arising out of or in connection with this Agreement and the relationship between Administrative Agent and the Lenders, on one hand, and the Company and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c)           no joint venture exists among the Lenders and the Administrative Agent or among the Company, the Administrative Agent or the other Credit Parties and the Lenders.

10.17                      Waivers of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.18                      Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties, which information includes the name and address of the Borrowers and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the other Credit Parties in accordance with the Patriot Act.

10.19                      Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

10.20                      Continuing Agreement.

This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Credit Party Obligations (other than those obligations that expressly survive the termination of this Agreement) have been paid in full and all Commitments and Letters of Credit have been terminated.  Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrowers, deliver all the Collateral in its possession to the Company and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.

10.21                      Press Releases and Related Matters.

The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.  The Credit Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated by this Agreement and the Credit Documents using the name, product photographs, logo or trademark of the Credit Parties.

10.22                      Appointment of Company.

(a)           Each of the Guarantors and the Borrowers hereby appoints the Company to act as its agent for all purposes under this Agreement and agrees that (i) the Company may execute such documents on behalf of such Guarantor and such Borrower as the Company deems appropriate in its sole discretion and each Guarantor and each Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to each Guarantor and each Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each Guarantor and each Borrower

(b)           Each Guarantor and each Borrower hereby severally agrees to indemnify each Lender and the Administrative Agent and hold each Lender and the Administrative Agent harmless against all liability, expense, loss or claim of damage or injury, made against the Lenders or the Administrative Agent by such Guarantor, such Borrower or by any third party whosoever, arising from or incurred by reason of any Lender’s or the Administrative Agent’s relying on any instructions of the Company on behalf of such Guarantor or such Borrower, except that such Guarantor or such Borrower will have no liability under this Section with respect to any liability that has been finally determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Lender or the Administrative Agent.

10.23                      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Syndication Agent and the Lenders, on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, each of the Joint Lead Arrangers, the Syndication Agent and each of the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent, any Joint Lead Arranger, the Syndication Agent nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, any Joint Lead Arranger, the Syndication Agent nor any Lender has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and neither the Administrative Agent, any Joint Lead Arranger, the Syndication Agent nor any Lender has any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent, the Joint Lead Arrangers, the Syndication Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent, any Joint Lead Arranger, the Syndication Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, the Joint Lead Arrangers, the Syndication Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Joint Lead Arrangers, the Syndication Agent or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

10.24                      Collateral Matters and Obligations.

(a)           The enforcement of the Guaranties, the Collateral, the indemnities under Section 2.16, the Administrative Agent Claims under Section 2.21 and any obligations under Section 2.22 is subject to the limitations set forth in Section 9.8 and 10.6(g) and Applicable Laws.

(b)           No Secured Hedging Agreement Provider shall be secured by the French Security, the Spanish Deed of Pledge Over Participations or any German Security Document.

(c)           No Foreign Credit Party shall be required to repay or prepay, or to guarantee, nor shall any amount paid by any Foreign Guarantor be applied to, the Credit Party Obligations of any Domestic Credit Party, whether directly or indirectly through the application of Sections 2.16, 2.21 and/or 2.22.

SECTION 11
SPECIAL PROVISIONS APPLICABLE TO LENDERS UPON
THE OCCURRENCE OF A SHARING EVENT

11.1                      Participations.

Upon the occurrence of a Sharing Event, the Lenders shall automatically and without further action be deemed to have exchanged interests in the outstanding Loans and outstanding Letters of Credit such that, in lieu of the interests of each Lender in each Loan and each outstanding Letter of Credit, such Lender shall hold an interest in all Revolving Loans and Swingline Loans, made to the Borrowers and all outstanding Letters of Credit issued for the account of such Persons or their Subsidiaries at such time, whether or not such Lender shall previously have participated therein, equal to such Lender’s Exchange Percentage thereof.  The foregoing exchanges shall be accomplished automatically pursuant to this Section through purchases and sales of participations in the various Loans and outstanding Letters of Credit as required hereby, although at the request of the Administrative Agent each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent to evidence the same.  All purchases and sales of participating interests pursuant to this Section shall be made in Dollars.  At the request of the Administrative Agent, each Lender which has sold participations in any of its Loans and outstanding Letters of Credit as provided above (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest therein a participation certificate in the appropriate amount as determined in conjunction with the Administrative Agent.  It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

11.2                      Administrative Agent’s Determination Binding.

All determinations by the Administrative Agent pursuant to this Section 11 shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Loans and Letters of Credit and other Extensions of Credit hereunder in accordance with the provisions hereof.  Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on the Credit Parties and each of the Lenders.  The Administrative Agent shall have no liability to any Credit Party or Lender hereunder for any determinations made by it hereunder except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.3                      Participation Payments in Dollars.

Upon, and after, the occurrence of a Sharing Event (a) no further Extensions of Credit shall be made, (b) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Loans denominated in Foreign Currencies (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Sharing Event) shall be payable in Dollars (taking the Dollar Equivalent of such amounts on the date payment is made with respect thereto) and shall be distributed by the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (c) all Commitments shall be automatically terminated.  Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any Extensions of Credit upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

11.4                      Delinquent Participation Payments.

If any amount required to be paid by any Lender pursuant to this Section 11 is not paid to the Administrative Agent on the date upon which the Sharing Event occurred, such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (a) the amount so required to be paid by such Lender for the purchase of its participations, (b) the Overnight Rate and (c) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this Section 11 shall be conclusive in the absence of manifest error.  Amounts payable by any Lender pursuant to this Section 11 shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

11.5                      Settlement of Participation Payments.

Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Section 11 and the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

11.6                      Participation Obligations Absolute.

Each Lender’s obligation to purchase participating interests pursuant to this Section 11 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Credit Party or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default or an Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (i) any breach of this Agreement by any Credit Party, any Lender or any other Person, or (ii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

11.7                      Increased Cost; Indemnities.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (a) each Lender which has purchased such participations shall be entitled to receive from the Credit Parties any increased costs and indemnities (including, without limitation, pursuant to Section 2.14, 2.16, 2.17, 2.18, 2.19 and 10.5) directly from the Credit Parties to the same extent as if it were the direct Lender as opposed to a participant therein and (b) each Lender which has sold such participations shall be entitled to receive from the Credit Parties indemnification from and against any and all Taxes imposed as a result of the sale of the participations pursuant to this Section 11.  Each Credit Party acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 11, increased Taxes may be owing by it pursuant to Section 2.17, which Taxes shall be paid (to the extent provided in Section 2.17) by the respective Credit Party or Credit Parties, without any claim that the increased Taxes are not payable because some resulted from the participations effected as otherwise required by this Section 11.

11.8                      Provisions Regarding Sharing Arrangement.

The provisions of this Section 11 are and are intended solely for the purpose of effecting a sharing arrangement among the Lenders and reflects an agreement among creditors.  Except as contemplated by Sections 11.3 and 11.7, none of the Credit Parties shall have any rights or obligations under this Section 11.  Nothing contained in this Section 11 is intended to or shall impair the obligations of the Credit Parties, which are absolute and unconditional, to pay the Credit Party Obligations as and when the same shall become due and payable in accordance with their terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:                                                                CHECKPOINT SYSTEMS, INC.,
a Pennsylvania corporation

            By:
            Name:
            Title:

JAPANESE BORROWER AND
FOREIGN GUARANTOR:                                             CHECKPOINT MANUFACTURING JAPAN CO., LTD.

            By:
            Name:
            Title:

DUTCH BORROWER AND
FOREIGN GUARANTOR:                                           CP INTERNATIONAL SYSTEMS C.V.

            By: Checkpoint International, LLC in its capacity as
            general partner of CP International Systems C.V.
            By:
            Name:
            Title:

US GUARANTORS:                                                      OATSYSTEMS, INC., a Delaware corporation

            By:
            Name:
            Title:

CHECKPOINT INTERNATIONAL, LLC, a Delaware limited liability company

            By:
            Name:
            Title:

FOREIGN GUARANTORS:                                         CHECKPOINT SYSTEMS HOLDING GMBH

            By:
            Name:
            Title:

            CHECKPOINT SYSTEMS EUROPE GMBH

            By:
            Name:
            Title:

            CHECKPOINT SYSTEMS INTERNATIONAL GMBH

            By:
            Name:
            Title:

            CHECKPOINT SYSTEMS GMBH

            By:
            Name:
            Title:

            CHECKPOINT SYSTEMS HONG KONG LIMITED.

            By:
            Name:
            Title:

                CHECKPOINT LABELLING SERVICES HONG KONG LIMITED

            By:
            Name:
            Title:

            CHECKPOINT HOLLAND HOLDING B.V.

            By:
            Name:
            Title:

            CHECKPOINT SYSTEMS ESPAÑA, S.L.

            By:
            Name:
            Title:

            CHECKPOINT SYSTEMS FRANCE S.A.S.

            By:
            Name:
            Title:

            CHECKPOINT SYSTEMS BENELUX B.V.

             By:
            Name:
            Title:

            CHECKPOINT CARIBBEAN LTD.

            By:
            Name:
            Title:

            KIMBALL SYSTEMS B.V.

            By:
            Name:
            Title:

EXECUTED AS A DEED on behalf of
CHECKPOINT CARIBBEAN LTD.

By:
Name:
Title:

Witnessed By:

By:
Name:
Title:
Address:
Occupation:

LENDERS:                            WACHOVIA BANK, NATIONAL ASSOCIATION,
individually in its capacity as a Lender and in its capacity as
Administrative Agent

By:
Name:
Title:

CITIZENS BANK OF PENNSYLVANIA,
individually in its capacity as a
Lender

By:
Name:
Title:

,
individually in its capacity as a
Lender

By:
Name:
Title: